Exhibit 10.6

BRISBANE TECHNOLOGY PARK

LEASE

by and between

GAL-BRISBANE, L.P., a California limited partnership

as Landlord

and

ALTUS MEDICAL, INC.

as Tenant

TABLE OF CONTENTS

1. PREMISES	1

(A) LEASED PREMISES	1
(B) PROJECT COMMON AREAS	1

2. LEASE TERM	2

(A) TERM	2
(B) COMMENCEMENT DATE; DELIVERY DATES	2
(i) Commencement Date	2
(ii) Delay in Delivery	2
(iii) Tenant Delay	3
(iv) Force Majeure	3
(v) Commencement Date Memorandum	3
(vi) Termination Date	3
(vii) Outside Termination Date	3
(C) TENANT’S EARLY ACCESS	3

3. RENT	4

(A) BASE RENT	4
(i) Initial Base Rent	4
(ii) Adjustments	4
(B) ADDITIONAL RENT	4
(C) PRORATIONS	5

4. CONDITION OF PREMISES	5

5. USE	5

(A) TENANT’S USE	5
(B) COMPLIANCE WITH LAWS AND PROJECT RULES AND REGULATIONS	6
(i) Laws	6
(ii) Rules and Regulations	6
(C) HAZARDOUS MATERIALS	6
(i) Definition	6
(ii) Existing Environmental Condition	7
(iii) Tenant’s Covenants	7
(iv) Tenant’s Indemnity	8
(v) Landlord’s Indemnity	9
(vi) Survival	9

6. ASSIGNMENT AND SUBLETTING	9

(A) LANDLORD’S CONSENT	9
(B) TRANSFEREE FORM	9
(C) NO WAIVER	10
(D) INFORMATION TO BE FURNISHED	10
(E) LANDLORD’S ALTERNATIVES	10

i

(F) EXECUTED COUNTERPART	11
(G) PERMITTED ASSIGNMENTS	11

7. ALTERATIONS	11

(A) CONSENT TO ALTERATIONS	11
(B) GENERAL CONDITIONS FOR ALTERATIONS	12
(C) NOTICE AND LIENS	12
(D) REMOVAL OF ALTERATIONS	13
(E) MAINTENANCE OF ALTERATIONS	13

8. REPAIR AND MAINTENANCE	13

(A) LANDLORD	13
(B) TENANT	14
(C) TENANT CURE RIGHTS	14
(D) WAVIER	15

9. UTILITIES AND SERVICES	15

(A) TENANT’S OBLIGATIONS	15
(B) TENANT TO PAY SHARE OF EXPENSES	15

10. REAL PROPERTY TAXES	16

(A) PAYMENT BY TENANT	16
(B) REAL PROPERTY TAXES	16
(C) TAX ON IMPROVEMENTS	16
(D) PRORATION	16
(E) PERSONAL PROPERTY TAXES	16
(F) EXCLUSIONS	17
(G) REAL PROPERTY TAXES FOLLOWING PARCELIZATION OF PROJECT	17

11. INSURANCE	17

(A) INDEMNIFICATION	17
(i) Tenant’s Indemnification of Landlord	17
(ii) Landlord’s Indemnification of Tenant	18
(B) TENANT’S INSURANCE	18
(i) Worker’s Compensation	18
(ii) Employer’s Liability	18
(iii) Automobile Liability	18
(iv) General Liability	18
(v) Property	18
(vi) Business Income	18
(vii) Products and Completed Operations	18
(C) LANDLORD’S INSURANCE	19
(D) CERTIFICATES	19
(E) INCREASED COVERAGE	19
(F) INTENTIONALLY OMITTED	19
(G) INSURANCE REQUIREMENTS	19
(H) LANDLORD’S DISCLAIMER	20

(I) WAIVER OF SUBROGATION	20

12. ADDITIONAL RENT	20

(A) PAYMENT	20
(B) TENANT’S PROJECT PERCENTAGE	20
(C) DEFINITION OF OPERATING EXPENSES	21
(D) ESTIMATES	21
(E) ANNUAL ADJUSTMENT	22
(F) ARBITRATION	23

13. DAMAGE OR DESTRUCTION	23

(A) LANDLORD’S OBLIGATION TO REBUILD	23
(B) LANDLORD’S RIGHT TO TERMINATE	23
(C) TENANT’S RIGHT TO TERMINATE	24
(D) LIMITED OBLIGATION TO REPAIR	24
(E) ABATEMENT OF RENT	25
(F) DAMAGE NEAR END OF LEASE TERM	25
(G) LANDLORD’S DETERMINATIONS	25

14. NOTICES	25

15. DEFAULT	26

(A) TENANT’S DEFAULT	26
(B) REMEDIES	27
(i) Continue Lease	27
(ii) Terminate Right to Possession	27
(iii) Re-entry	28
(iv) Remedy	28
(C) LATE CHARGES	28
(D) LANDLORD’S DEFAULT	28

16. SURRENDER OF THE PREMISES	29

(A) CONDITION UPON SURRENDER	29
(B) REMOVAL OF ALTERATIONS	29
(D) INDEMNIFICATION OF LANDLORD	29

17. ATTORNEYS’ FEES	29

18. LIENS	29

19. SUBORDINATION	30

(A) DOCUMENTATION	30
(B) ATTORNMENT	30
(C) NONDISTURBANCE RIGHTS FROM EXISTING LENDER	30

20. MORTGAGEE PROTECTION	30

21. CONDEMNATION	31

(A) TOTAL TAKING - TERMINATION	31
(B) PARTIAL TAKING	31
(C) ALLOCATION OF AWARD	31
(D) TEMPORARY TAKING	31
(E) SALE UNDER THREAT OF CONDEMNATION	31

22. HOLDING OVER	32

23. ENTRY BY LANDLORD	32

24. ESTOPPEL CERTIFICATES; INFORMATION	33

(A) ESTOPPEL CERTIFICATES	33
(B) FINANCIAL STATEMENTS	33

25. TRANSFER OF THE PREMISES BY LANDLORD	33

26. LANDLORD’S RIGHT TO PERFORM TENANT’S COVENANTS	34

27. TENANT’S REMEDY	34

28. SECURITY	34

(A) CASH SECURITY DEPOSIT	34
(B) LETTER OF CREDIT	35

29. FINANCIAL COVENANTS	35

30. PARKING	36

31. QUIET ENJOYMENT	36

32. SIGNS	36

33. ACCEPTANCE	37

34. RECORDING; QUITCLAIM	37

35. BROKERS	37

36. GENERAL	37

(A) CAPTIONS	37
(B) EXECUTED COPY; COUNTERPARTS	38
(C) SEVERABILITY	38
(D) CONSTRUCTION; CHOICE OF LAW	38
(E) GENDER; SINGULAR, PLURAL	38
(F) BINDING EFFECT	38
(G) WAIVER	38
(H) ENTIRE AGREEMENT	38
(I) AUTHORITY	38

(J) EXHIBITS	39
(K) LEASE SUMMARY	39
(L) SURVIVAL	39
(M) TIME	39
(N) NO JURY TRIAL	39
(O) SHUTTLE PROGRAM	39
(P) ADDENDUM	39

EXHIBIT A	DIAGRAM OF BUILDING
EXHIBIT B	PLAT AND LEGAL DESCRIPTION OF PROJECT
EXHIBIT C	WORK LETTER AGREEMENT
EXHIBIT D	COMMENCEMENT DATE MEMORANDUM
EXHIBIT E	PROJECT RULES AND REGULATIONS
EXHIBIT F	SIGNAGE
EXHIBIT G	LETTER OF CREDIT
EXHIBIT H	EXCLUSIONS TO OPERATING EXPENSES
EXHIBIT I	APPROVED HAZARDOUS MATERIALS

V

LEASE SUMMARY

Lease Date:	________________, 2003

Landlord:	GAL-BRISBANE, L.P., a California limited partnership

Landlord’s Address:	c/o Stuhlmuller Property Company 4055 Bohannon Drive Menlo Park, CA 94025 Attn: Mr. Roger Stuhlmuller Telephone: (650) 321-5900 Fax No.: (650) 321-5933

Tenant:	ALTUS MEDICAL, INC., a Delaware corporation

Tenant’s Address:

Prior to the Commencement Date:

Altus Medical, Inc.

821 Cowan Road

Burlingame, CA 94010

Attn: President Fax

No: (650) 552-9787

With copy to:

Altus Medical, Inc.

821 Cowan Road

Burlingame, CA 94010

Attn: General Counsel

Telephone: (650) 259-5520

Fax No: (309) 218-0641

After the Commencement Date:	3240 Bayshore Boulevard Brisbane, CA 94005 Attn: President With copy to: Altus Medical, Inc. 3240 Bayshore Boulevard Brisbane, CA 94005 Attn: General Counsel

vi.

Premises:	The Premises consists of approximately sixty-six thousand and two (66,002) rentable square feet of space in the building (the “Building”) located at 3240 Bayshore Boulevard in Brisbane, California.

Premises Address:	3240 Bayshore Blvd., Brisbane, California 94005

Project:	That certain office and research and development business park commonly known as Brisbane Technology Park and more particularly described in Exhibit B attached hereto. The Project consists of the Building, two (2) other buildings located at 3260 and 3280 Bayshore Boulevard, adjacent parking areas, landscaping and related improvements and contains approximately one hundred eighty-three thousand three hundred forty-four (183,344) rentable square feet of space.

Tenant’s Project Percentage:	A percentage equal to the rentable square footage of the Premises divided by the rentable square footage of the Project (i.e., 66,002/183,344 = 36%).

Commencement Date:	See Section 2

Estimated Delivery Date:	October 15, 2003

Alternate Delivery Date:	January 1, 2004

Term:	One hundred twenty (120) full calendar months and any partial calendar month at the commencement of the Term.

Initial Base Rent:	Forty Thousand Dollars ($40,000) per month, subject to adjustment pursuant to Section 3(a)(ii).

Security Deposit:	One Hundred Twenty Thousand Dollars ($120,000)

Landlord’s Broker:	BT Commercial Real Estate (Mr. Mike Connor)

Tenant’s Broker:	Commercial Property Services (Mr. Dan Hollingsworth and Mr. Todd Beatty)

BRISBANE TECHNOLOGY PARK

LEASE

THIS LEASE (this “Lease”), dated as of August 5, 2003, is entered into by and between GAL-BRISBANE, L.P., a California limited partnership (“Landlord”), and ALTUS MEDICAL, INC., a Delaware corporation (“Tenant”).

1. PREMISES

(a) Leased Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises (the “Premises”) located in the Project (defined below) consisting of approximately sixty-six thousand and two (66,002) rentable square feet of space, as shown on Exhibit A attached hereto, in that certain building (the “Building”) located at 3240 Bayshore Boulevard in Brisbane, California. The Premises are located within that certain office and research and development business park commonly known as Brisbane Technology Park (the “Project”), and more particularly described in Exhibit B attached hereto. The Project consists of the Building, two (2) other office buildings located at 3260 and 3280 Bayshore Boulevard (collectively, the “Other Buildings”), adjacent parking areas, landscaping and related improvements. The total rentable square footage of the Project is approximately one hundred eighty-three thousand three hundred forty-four (183,344) rentable square feet.

(b) Project Common Areas. Tenant’s right to use the Project Common Areas (as hereinafter defined) is a right in common with other tenants of the Project, if any. For purposes of this Lease, the term “Project Common Areas” shall mean all areas and facilities within the Project provided and designated by Landlord for the general use, convenience or benefit of Tenant and other tenants and occupants of the Project (excluding space in the Building and the Other Buildings), including, but not limited to, parking areas, access and perimeter roads, sidewalks, landscaped areas, service areas, trash disposal facilities and similar areas. Tenant’s right to use the Project Common Areas is subject to the reasonable rules and regulations and reasonable changes therein from time to time made by Landlord governing the use of the Project Common Areas. Landlord shall at all times have exclusive control of the Project Common Areas and may at any time temporarily close any part thereof, exclude and restrain anyone from any part thereof, and/or temporarily or permanently change the size, configuration, composition and/or location of the Project Common Areas. Specifically, Landlord shall have the right from time to time during the Lease Term (as hereinafter defined) to (a) grant easements within the boundaries of the Project, (b) modify the parking areas and ingress and egress to and from the parking areas and the buildings located within the Project, (c) modify the directional flow of traffic in the Project, (d) make alterations or additions to the Building, the Other Buildings and any other buildings located within the Project, (e) install, maintain, use, repair and replace pipes, ducts, conduits and wires, leading through, under or over the Premises to locations serving other parts of the Project and (f) subdivide the Project into two or more legal parcels and enter into and record against the Project covenants, conditions and restrictions (the “CC&Rs”) and/or easement agreements (the “Easement Agreements”). Tenant’s right to occupy and use the Premises pursuant to this Lease and Tenant’s interest in the Project shall be subject and subordinate to any CC&Rs and Easement Agreements entered into by Landlord; provided, however, Tenant shall have the right to review and approve (which approval shall not be unreasonably withheld) such

CC&Rs and/or Easements Agreements prior to this Lease and Tenant’s interest in the Project becoming subject and subordinate to such CC&Rs and/or Easement Agreements. Landlord also reserves the right to expand or contract the area of the Project, to make alterations thereof or additions thereto and to construct and install additional buildings and other improvements within the Project; provided, however that in such case, Tenant’s Project Percentage (as hereinafter defined) shall be proportionately adjusted. The preceding to the contrary notwithstanding, Landlord agrees that it shall not make any changes, alterations or improvements to the Project Common Areas or any other portion of the Project as provided above if the same would (i) materially impair or adversely affect Tenant’s access to or use of the Premises, or any portion thereof, (ii) reduce the number of parking spaces allocated to Tenant for Tenant’s use or reduce the number of parking spaces in the Project Common Areas below those required by local ordinance or code, or (iii) result in any increased costs on Tenant.

2. LEASE TERM

(a) Term. The term of this Lease shall be a period of approximately ten (10) years, commencing on the Commencement Date (defined in Section 2(b)) and ending, unless earlier terminated pursuant to the terms of this Lease, on the last day of the one hundred twentieth (120th) full calendar month after the Commencement Date (the “Expiration Date”). Such period, as the same may be extended pursuant to the terms hereof, shall be referred to hereinafter as the “Lease Term.”

(b) Commencement Date; Delivery Dates.

(i) Commencement Date. For purposes of this Lease, the “Commencement Date” shall be October 15, 2003 (the “Estimated Delivery Date”); provided, however, if Landlord fails to substantially complete Landlord’s Work (as defined in the Work Letter Agreement attached hereto as Exhibit C) and deliver possession of the Premises to Tenant by the Estimated Delivery Date, then the Commencement Date shall be the later to occur of (i) January 1, 2004 (the “Alternate Delivery Date”) or (ii) the date on which Landlord substantially completes Landlord’s Work and delivers possession of the Premises to Tenant.

(ii) Delay in Delivery. If Landlord has not substantially completed Landlord’s Work and delivered possession of the Premises to Tenant by the Alternate Delivery Date for any reason other than a Tenant Delay (as defined in the Work Letter Agreement), then this Lease shall remain in effect and Tenant shall receive a credit against the Base Rent otherwise payable under the Lease from and after the Commencement Date in an amount equal to $1,333.33 per day for each day of the delay in delivering the Premises in the required condition beyond the Alternate Delivery Date. The parties agree that such amount represents a fair and reasonable estimate of the damages that Tenant will incur by reason of the late completion of the Landlord’s Work. Except as otherwise provided in this Section 2, Landlord shall not be liable to Tenant for any loss or damage resulting from any failure of Landlord to substantially completed Landlord’s Work and deliver possession of the Premises to Tenant by the Estimated Delivery Date or Alternate Delivery Date and this Lease shall remain in effect.

(iii) Tenant Delay. Notwithstanding anything to the contrary contained in this Lease, if Landlord is delayed in substantially completing Landlord’s Work as a result of a Tenant Delay, then this Lease shall commence (and Tenant shall be obligated to commence paying Rent) on the day that Landlord would have substantially completed Landlord’s Work absent the Tenant Delay as reasonably determined by Landlord. Landlord shall not be entitled to claim a Tenant Delay in substantially completing the Landlord’s Work unless Landlord notifies Tenant in writing of such Tenant Delay (describing in detail the nature of such Tenant Delay) within three (3) business days following the date such Tenant Delay commences.

(iv) Force Majeure. If Landlord is delayed in substantially completing Landlord’s Work as a result of an event of Force Majeure (as defined in the Work Letter Agreement) and, as a result, Landlord fails to substantially complete Landlord’s Work and deliver possession of the Premises to Tenant by the Alternate Delivery Date, then the Alternate Delivery Date shall be extended one day for each day that Landlord is delayed in substantially completing Landlord’s Work as a result of an event of Force Majeure. Landlord shall not be entitled to claim a Force Majeure Delay in substantially completing the Landlord’s Work unless Landlord notifies Tenant in writing of such Force Majeure Delay (describing in detail the nature of such Force Majeure Delay) within three (3) business days following the date such Force Majeure Delay commences.

(v) Commencement Date Memorandum. Within ten (10) days after the determination of the Commencement Date, Landlord shall prepare and deliver to Tenant a commencement date memorandum (the “Commencement Date Memorandum”) in the form of Exhibit D, attached hereto, subject to such changes in the form as may be required to insure the accuracy thereof. The Commencement Date Memorandum shall certify the date on which Landlord delivered possession of the Premises to Tenant and the dates upon which the Lease Term commences and expires. Tenant’s failure to execute and deliver to Landlord the Commencement Date Memorandum within ten (10) business days after Tenant’s receipt of the Commencement Date Memorandum shall be conclusive upon Tenant as to the matters set forth in the Commencement Date Memorandum.

(vi) Termination Date. If for any reason (including, without limitation, any Force Majeure event(s), but not including any Tenant Delays) the Commencement Date has not occurred by March 31, 2004, then Tenant may elect, in its sole discretion, to terminate this Lease by delivery of written notice of termination prior to the occurrence of the Commencement Date. In the event of such termination, all rights and obligations under this Lease shall cease and Landlord shall promptly return to Tenant all prepaid Base Rent and the Security Deposit.

(vii) Outside Termination Date. If for any reason the Commencement Date has not occurred within two (2) years after the date of this Lease, then this Lease shall automatically terminate and be of no further force or effect and Landlord shall promptly return to Tenant all prepaid Base Rent and the Security Deposit.

(c) Tenant’s Early Access. Tenant shall be allowed to enter the Premises during the thirty (30) day period immediately prior to the Commencement Date (as reasonably determined by Landlord) for the purpose of installing Tenant’s telephone lines, cabling, furniture, computers and other personal property (hereinafter referred to as the “Installation Work”) provided that Tenant provides Landlord with twenty-four (24) hours’ prior written notice of its intent to enter the Building. Landlord shall notify Tenant in writing on or about the thirty-fifth

(35th) day prior to the date Landlord reasonably believes the Commencement Date will occur and the Landlord’s Work will be substantially completed. Tenant shall not interfere with Landlord’s completion of Landlord’s Work during Tenant’s early occupancy of the Premises; provided, however, Landlord shall reasonably cooperate with Tenant in scheduling and performing Landlord’s Work in a manner that enables Tenant to perform the Installation Work during the early entry period. Tenant assumes all risk of loss or damage to Tenant’s machinery, equipment, fixtures and other personal property installed or placed in the Premises during the early occupancy period stated above and agrees to waive and release Landlord from any loss or damage to such machinery, equipment, fixtures and personal property except for liability, loss or damage caused by or resulting from the gross negligence or willful misconduct of Landlord or any of its agents, employees, contractors, subcontractors or other representatives. Tenant’s early occupancy of the Premises shall be subject to all of the terms and conditions of this Lease except that Tenant shall not be obligated to pay any Base Rent, Operating Expenses, Real Property Taxes or Project Property Insurance during the early occupancy period.

3. RENT

(a) Base Rent.

(i) Initial Base Rent. Commencing on the Commencement Date, and continuing thereafter until the Expiration Date or earlier termination of this Lease, Tenant shall pay to Landlord, subject to Section 2(b)(ii) above and subject to adjustment as provided in Section 3(a)(ii) below, base rent (the “Base Rent”) for the Premises in the amount of Forty Thousand Dollars ($40,000) per month. Base Rent shall be paid in advance on the first day of each calendar month, in lawful money of the United States, without abatement, deduction, claim, offset, prior notice or demand except as otherwise specifically provided in this Lease. Tenant shall pay to Landlord the first month’s Base Rent upon execution of this Lease and such payment shall be applied by Landlord to the first months’ Base Rent due hereunder.

(ii) Adjustments. On the first (1st) day of the third Lease Year and on the first day of each Lease Year thereafter (each, an “Adjustment Date”) the Base Rent shall be increased to the amount set forth in Section 1 of the Addendum to this Lease, attached hereto and incorporated herein by reference. For purposes of this Lease, the first “Lease Year” shall be the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) full calendar month of this Lease; provided, however, if the Commencement Date occurs on or between the second (2nd) day and the fifteenth (15th) day of a calendar month, then the first Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the eleventh (11th) full calendar month of this Lease. Thereafter, the term “Lease Year” shall mean a period of twelve (12) full calendar months commencing upon the expiration of the prior Lease Year.

(b) Additional Rent. All monies other than Base Rent that Tenant is required to pay under this Lease, including, without limitation, a portion of repair and maintenance charges pursuant to Section 8, Real Property Taxes pursuant to Section 10, insurance premiums pursuant to Section 11 and Operating Expenses pursuant to Section 12, shall be deemed “Additional Rent” and shall be paid to Landlord as provided in this Lease. The term “Rent” as used herein shall refer to Base Rent plus any Additional Rent. All Rent shall be paid to Landlord at Landlord’s address set forth in the Lease Summary or at such other place designated by Landlord in a written notice to Tenant. No Additional Rent shall accrue under this Lease until on and after the Commencement Date.

(c) Prorations. If the Commencement Date is not the first (1st) day of a calendar month, or if the expiration date of this Lease is not the last day of a calendar month, Base Rent due for the fractional month during which this Lease commences or expires shall be prorated on the basis of the number of days in such calendar month.

4. CONDITION OF PREMISES

Landlord shall deliver possession of the Premises to Tenant in the condition required pursuant to the Work Letter Agreement. In addition, Landlord represents and warrants to Tenant that, as of the Commencement Date, the Premises (including, without limitation, all improvements and building systems therein), the Tenant Improvements (as defined in the Work Letter Agreement) and the Project Common Areas will be in compliance with all applicable Laws (including, without limitation, the Accessibility Requirements described in Section 5(b)(i)(A) below and Title 24 of the California Code of Regulations) and the Building systems and equipment shall be in good working order and repair. In the event of any breach by Landlord of the representation or warranty set forth in the immediately preceding sentence, in addition to all other rights and remedies available to Tenant at law or in equity or under this Lease, Landlord shall diligently undertake to cure such breach at Landlord’s sole cost (and without any reimbursement by Tenant or pass-through of such cost to Tenant). Tenant acknowledges that, except as expressly provided in this Lease and the Work Letter Agreement attached hereto, neither Landlord nor Landlord’s authorized agents, partners, members, subsidiaries, directors, officers and/or employees (collectively, “Landlord’s Agents”) have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, nor has Landlord or Landlord’s Agents agreed to undertake any Alterations (defined below in Section 7) or construct any improvements in the Premises.

5. USE

(a) Tenant’s Use. Tenant may use the Premises solely for office, administration, and research and development purposes and for other legal related uses including, without limitation, assembling, manufacturing, final testing, shipping and receiving of medical device related products, and shall not use the Premises for any other use or purpose. Landlord shall provide Tenant with access to the Building twenty-four hours per day, seven days per week.

(b) Compliance with Laws and Project Rules and Regulations.

(i) Laws.

(A) Tenant’s Compliance. Tenant shall not use the Premises or suffer or permit anything to be done in or about the Premises which shall in any way conflict with the requirements of any covenants, conditions and/or restrictions of record as of the date of execution of this Lease, or with any law, statute, zoning restriction, ordinance, order, rule, regulation or requirement of any duly constituted public authorities (including, without limitation, state, municipal, county and federal governments and their departments, bureaus, boards and officials), whether now in force or which may hereafter be in force, applicable to Tenant’s use or occupancy of the Premises (collectively, “Laws”), including, without limitation, (i) the San Bruno Mountain Area Habitat Conservation Plan, as amended (the “HCP”), and (ii) that certain Declaration of Covenants and Restrictions on Real Property on San Bruno Mountain. Throughout the Lease Term, Tenant shall, at its own cost and expense, promptly and properly observe and comply with all Laws applicable to Tenant’s use or occupancy of the Premises, including, without limitation, the making by Tenant of any Alteration (as defined in Section 7) to the Premises. The preceding to the contrary notwithstanding, Tenant shall not be required or obligated to construct or install (or contribute to the cost of constructing or installing) any capital improvements that may be required by Laws, including, without limitation, applicable building codes, Title III of the Americans with Disabilities Act and/or state and local accessibility requirements (collectively, the “Accessibility Requirements”) and Title 24 of the California Code of Regulations, as such may be amended from time to time, except to the extent required by Tenant’s specific manner of use of the Premises or because of Alterations performed by Tenant. In addition, Tenant shall not be required to make any modifications or additions to the structure of the Building or basic Building systems or equipment except to the extent required by Tenant’s specific manner of use of the Premises or because of Alterations performed by Tenant.

(B) Landlord’s Compliance. Landlord shall maintain the Project Common Areas in good, safe and clean order, condition and repair and perform Landlord’s maintenance and repair obligations pursuant to Section 8(a) of this Lease in compliance with all Laws, including, without limitation, all applicable building codes, Accessibility Requirements and Title 24 of the California Code of Regulations, as such may be amended from time to time.

(ii) Rules and Regulations. Tenant shall comply with the Rules and Regulations of the Project which are attached hereto as Exhibit E, as the same may be reasonably modified and amended from time to time by Landlord in its reasonable discretion (the “Rules and Regulations”). Landlord shall provide Tenant with any and amendments to the Rules and Regulations not less than thirty (30) days prior to the date such amendments are to go into effect. In the event of any conflict between the Rules and Regulations and this Lease, this Lease shall control. Landlord agrees to enforce the Rules and Regulations against Tenant and the other tenants within the Project in a non-discriminatory manner.

(c) Hazardous Materials.

(i) Definition. As used herein, the term “Hazardous Material” shall mean any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; (ii) which is or becomes defined as a “hazardous waste,” “hazardous substance,” pollutant or contaminant under any federal, state or local statute, regulation, ordinance, rule, directive or order or any amendments thereto (hereinafter referred to as “Environmental Laws”) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and/or the Resource Conservation and Recovery Act (41 U.S.C. Section 6901 et seq.); (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of California or any political subdivision thereof; (iv) which contains gasoline, diesel fuel or other petroleum hydrocarbons; (v) which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation; or (vi) radon gas.

(ii) Existing Environmental Condition. Except as otherwise noted in that certain report entitled “Updated Level One Environmental Site Assessment” dated August 16, 2000, prepared by Lumina Technologies, Landlord represents to Tenant that, to Landlord’s actual knowledge, (i) there are no Hazardous Materials located on, under or in the Project, and (ii) there are no underground storage tanks located in the Project.

(iii) Tenant’s Covenants. Tenant shall not store, use, generate, transport, dispose or release any Hazardous Materials on, in, under or about the Premises, or any portion of the Project without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, as a condition to Landlord approving Tenant’s storage, use, generation, transport, disposal or release of Hazardous Materials in or on the Premises and/or the Project, Tenant must satisfy and/or comply with the following conditions: (i) Tenant’s request to store and use Hazardous Materials must be approved by Landlord’s lender, (ii) Tenant may only use and store quantities of Hazardous Materials on the Premises that are necessary for the conduct of Tenant’s business, (iii) Tenant must store, use and dispose of all Hazardous Materials in compliance with all Environmental Laws and all other applicable laws and regulations, (iv) Tenant must arrange for only qualified and trained personnel to handle, use, store and dispose of the Hazardous Materials, (v) Tenant must designate an area(s) within the Premises for storage of the Hazardous Materials, (vi) Tenant must adopt a compliance monitoring program with respect to the Hazardous Materials, which program must be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and (vii) Landlord shall have the right, upon reasonable prior notice and at reasonable times, to conduct tests or periodic investigations (“Haz Mat Investigations”) of the Premises and the Project to determine Tenant’s compliance with the provisions contained in this Section or to determine whether Tenant has released or disposed of Hazardous Materials on or under the Premises in violation of this Lease. Tenant shall pay for the reasonable cost incurred by Landlord in performing not more than two (2) Haz Mat Investigations per year unless it is determined that Tenant has caused any Hazardous Materials to be released, discharged or emitted on, in or under or about the Premises or on or under any portion of the Project in violation of applicable Environmental Laws or any other applicable laws or regulations in which event Tenant shall pay the cost of the additional Haz Mat Investigations. Notwithstanding the foregoing, Tenant shall not be allowed to place underground storage tanks in the Premises or on the Project. In addition, Tenant shall have the right to use and store on the Premises (i) limited quantities of commonly used standard office and janitorial supplies containing chemicals categorized as Hazardous Materials and (ii) reasonable quantities of the Hazardous Materials listed on Exhibit I used in connection with Tenant’s business, so long as Tenant uses, stores and disposes of all such Hazardous Materials in strict compliance with all Environmental Laws and prudent business practices. In addition, Tenant shall comply with all guidelines contained in the HCP with respect to the use, storage and release of pesticides in or on the Project. If at any time during or after the Lease Term Tenant becomes aware of any inquiry, investigation, administrative proceeding or judicial proceeding by any governmental agency regarding the storage, use or disposition of any Hazardous Materials by Tenant or Tenant’s Agents in, on, under or about the Premises or the Project, Tenant shall, within five (5) days after first learning of such inquiry, investigation or proceeding, give Landlord written notice advising Landlord of the same.

If Landlord withholds its consent to any request by Tenant to store, use, generate, transport, dispose or release any Hazardous Materials on, in, under or about the Premises, or any portion of the Project and Tenant objects to Landlord’s decision on the basis that Landlord has unreasonably withheld its consent, then either party may submit the matter as to whether Landlord has reasonably withheld its consent to binding arbitration before a single neutral arbitrator having experience in environmental law or Hazardous Materials or, alternatively, the arbitrator may be a retired judge or justice of a California Superior Court or Court of Appeal. The matter shall be decided by arbitration in accordance with the applicable arbitration statutes and the then existing Commercial Arbitration Rules of the American Arbitration Association. Any party may initiate the arbitration procedure by delivering a written notice of demand for arbitration to the other party. Within thirty (30) days after the other party’s receipt of the written notice of demand for arbitration, the parties shall attempt to select a qualified arbitrator who is acceptable to all parties. If the parties are unable to agree upon an arbitrator who is acceptable to all parties, either party may request the American Arbitration Association to appoint the arbitrator in accordance with its Commercial Arbitration Rules. The provisions of California Code of Civil Procedure Section 1283.05 or its successor section(s) are incorporated in and made a part of this Lease with respect to any arbitration requested in accordance with the provisions contained in this Section. Depositions may be taken and discovery may be obtained in any arbitration proceeding requested pursuant to this Section in accordance with the provisions of California Code of Civil Procedure Section 1283.05 or its successor section(s). Arbitration hearing(s) shall be conducted in San Mateo County California. Any relevant evidence, including hearsay, shall be admitted by the arbitrator if it is the sort of evidence upon which responsible persons are accustomed to rely in the conduct of serious affairs, regardless of the admissibility of such evidence in a court of law; however, the arbitrator shall apply California law relating to privileges and work product. In rendering his or her award, the arbitrator shall set forth the reasons for his or her decision. The fees and expenses of the arbitrator shall be paid in the manner allocated by the arbitrator. This agreement to arbitrate any dispute concerning Landlord’s failure to approve Tenant’s request shall be specifically enforceable under the prevailing arbitration law. Judgment on the award rendered by the award may be entered in any court having jurisdiction thereof.

(iv) Tenant’s Indemnity. Tenant shall be solely responsible for and shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against all claims, demands, judgments, losses, expenses, costs and liabilities, including reasonable fees and costs of attorneys and consultants and engineers (collectively, “Liabilities”), arising out of or in any way relating to the storage, use, generation, transportation, disposal or release of any Hazardous Material by Tenant and/or Tenant’s affiliates (defined as any entity which controls, is controlled by or under common control with Tenant), subsidiaries, divisions, officers, directors, partners, employees, agents, contractors, invitees, tenants or assignees (collectively, “Tenant’s Agents”) in, on or under the Premises or any portion of the Project, including, without limitation, any Liabilities arising out of or in any way relating to any reasonable investigation, testing, removal, clean-up and/or restoration services, work, materials and equipment necessary to return the Project (or any part thereof) to its condition existing prior to the use, storage, generation, transport, disposal or release by Tenant or Tenant’s Agents of any Hazardous Material in, on, under or about the Premises or the Project, and to otherwise reasonably and satisfactorily investigate and remediate the contamination arising therefrom. Notwithstanding any provision in this Lease to the contrary, Tenant shall not be liable to Landlord for, and shall have no indemnification obligation with respect to, any Hazardous Materials which were on the Project or in the Building and/or Premises prior to the date the Premises were delivered to Tenant in the required condition or which were subsequently placed thereon by anyone other than Tenant or Tenant’s Agents.

(v) Landlord’s Indemnity. Landlord shall be solely responsible for and shall indemnify, defend and hold harmless Tenant and Tenant’s Agents from and against all Liabilities arising out of or in any way relating to (A) any breach by Landlord of its representation or warranty set forth in Section 5(c)(ii) above and/or (B) the storage, use, generation, transportation, disposal or release of any Hazardous Material by Landlord and/or Landlord’s Agents in, on or under the Project.

(vi) Survival. Landlord’s and Tenant’s obligations under this Section 5 shall survive the expiration and/or earlier termination of this Lease.

6. ASSIGNMENT AND SUBLETTING

(a) Landlord’s Consent. Tenant shall not assign this Lease, sublease all or any portion of the Premises or mortgage or hypothecate this Lease or all or any portion of Tenant’s interest in this Lease or the Premises (each, a “Transfer”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Any attempted or purported Transfer without Landlord’s prior written consent (where such written consent is required) shall be void and confer no rights upon any third party. If Tenant effects a Transfer without Landlord’s prior written consent, Landlord may (i) terminate this Lease (provided Tenant does not rescind such Transfer within five (5) business days following receipt of written notice from Landlord of such Transfer made without Landlord’s required consent) or (ii) accept rent from the purported Tenant or assignee (each, a “Transferee”) and apply such rent against Tenant’s Base Rent and Additional Rent obligations under this Lease. No such acceptance of rent shall be deemed an express or implied waiver of Tenant’s breach of this Section 6(a) unless such waiver is in writing and signed by Landlord, and Landlord reserves all rights and remedies arising with respect to such breach by Tenant, including, without limitation, the right to terminate this Lease if such Transfer in violation of the terms hereof is not rescinded by Tenant within five (5) business days following receipt of written notice from Landlord as provided above. Such acceptance of rent from a purported Transferee shall not be construed to constitute a consent to the purported Transfer or to give the purported Transferee a right of possession with respect to the Premises.

(b) Transferee Form. Each Transfer shall be by an instrument in writing in a form reasonably satisfactory to Landlord, and shall be executed by Tenant and Transferee. Each Transferee that is an assignee of this Lease shall agree in writing, for the benefit of Landlord, to assume, to be bound by and to perform the terms, conditions and covenants of this Lease to be performed by Tenant. Each Transferee that is a subtenant of Tenant hereunder shall agree in writing, for the benefit of Landlord, to perform the terms, conditions and covenants of this Lease to be performed by Tenant to the extent incorporated into such sublease. Notwithstanding anything contained herein, Tenant shall not be released from personal liability for the performance of each term, condition and covenant of this Lease by reason of Landlord’s consent to a Transfer unless Landlord specifically grants such release in writing.

(c) No Waiver. Consent by Landlord to one Transfer shall not be deemed to be a consent to any subsequent Transfer.

(d) Information to be Furnished. If Tenant desires at any time to Transfer the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (i) the name of the proposed Transferee; (ii) the nature of the proposed Transferee’s business to be carried on in the Premises; (iii) the terms and provisions of the proposed Transfer and a copy of the proposed Transfer agreement and related agreements; and (iv) such financial information, including financial statements, as Landlord may reasonably request concerning the proposed Transferee (except that such Transferee shall not be obligated to produce or deliver to Landlord audited financial statements unless the same are available). Tenant shall reimburse Landlord, as Additional Rent, for all reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to a Transfer.

(e) Landlord’s Alternatives. At any time within fifteen (15) days after Landlord’s receipt of all of the information specified in Section 6(d), Landlord may, by written notice to Tenant, elect: (i) to terminate this Lease and recapture the entire Premises, in the event of an assignment, or the portion of the Premises that Tenant proposes to sublease, in the event of a sublease, which, when taken together with all other existing subleases, covers more than fifty percent (50%) of the rentable area of the Premises, in which event this Lease shall terminate as to, and Tenant shall surrender to Landlord, the portion of the Premises that Landlord has elected to recapture as of the date specified in Landlord’s election notice (which in no event shall be less than thirty (30) days nor more than one hundred twenty (120) days following the date of Landlord’s election notice); (ii) to consent to the Transfer by Tenant; or (iii) to reasonably refuse its consent to the Transfer, in which case Landlord shall specify the reasons for its refusal in Landlord’s election notice. Notwithstanding the foregoing, Landlord shall not have the alternative set forth in Section 6(e)(i) in connection with a permitted Transfer described in Section 6(g). Landlord may withhold its consent to any Transfer pursuant to clause (iii) above with respect to any proposed Transfer by Tenant during the first three (3) years of the Lease Term if the Subrent is less than ninety percent (90%) of fair market rent. If Landlord fails to elect any of the alternatives set forth in Section 6(e)(i) through Section 6(e)(iii) above within the fifteen (15) day period, Tenant may send a second written request (the “Second Request”) to Landlord and any other party designated by Landlord pursuant to Section 14. The Second Request shall expressly state in bold type that “Landlord will be deemed to have consented to the proposed Transfer if Landlord fails to respond to Tenant’s request for approval of the proposed Transfer within five (5) days.” If Landlord fails to notify Tenant of its election of any of the alternatives set forth in Section 6(e)(i) through Section 6(e)(iii) above within five (5) days after Landlord’s (and any other party designated by Landlord to receive notice pursuant to Section 14’s) receipt of the Second Request, then it shall be deemed that Landlord has consented to the Transfer. If Landlord consents or is deemed to have consented to the Transfer, Tenant may thereafter enter into a valid Transfer of the Premises or portion thereof, upon the terms and conditions and with the proposed Transferee set forth in the information furnished by Tenant to Landlord pursuant to Section 6(d), subject, however, to the condition that Tenant shall pay to Landlord fifty percent (50%) of any excess of the Subrent (defined below) over the Rent required to be paid by Tenant hereunder, less Tenant’s reasonable Transfer Costs (the “Bonus Rent”). For the purposes of the foregoing, (i) the term “Subrent” shall mean any consideration of any kind received, or to be received, by Tenant from a sublessee if such sums are related to Tenant’s interest in this Lease or in the Premises, and (ii) the term “Transfer Costs” shall mean all actual costs and expenses paid by Tenant to effect the Transfer, including brokerage fees, attorneys’ fees, architectural fees, the cost of any alterations or leasehold improvements made by Tenant at the request of the transferee that would not have been constructed for Tenant’s occupancy of the subject portion of the Premises, and any leasing commissions paid by Tenant incidental to such Transfer, but not including vacancy costs or the cost of any alterations or leasehold improvements made to the Premises other than those performed to effect the Transfer. Any such Subrent to be paid to Landlord pursuant hereto shall be payable to Landlord as and with the Base Rent payable to Landlord hereunder pursuant to Section 3(a).

(f) Executed Counterpart. No Transfer shall be valid nor shall any Transferee take possession of the Premises until an executed counterpart of the Transfer agreement has been delivered to Landlord.

(g) Permitted Assignments. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to obtain Landlord’s prior consent or obligated to pay 50% of any Bonus Rent to Landlord in connection with any Transfer by Tenant to (i) an entity resulting from a merger or consolidation with, or reorganization (other than in connection with any bankruptcy filing) by, Tenant, (ii) an entity which acquires all or part of Tenant, or which is acquired in whole or in part by Tenant, (iii) an entity which acquires all or substantially all of the assets of Tenant, or (iv) a Tenant Affiliate. For purposes of this Lease, a “Tenant Affiliate” is defined as (x) any entity that controls, is controlled by or under common control with Tenant, and (y) any entity at least twenty-five percent (25%) of whose economic interest is owned by Tenant; and “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations. In the event Tenant is a publicly traded company, the sale or transfer of Tenant’s stock shall not be deemed a Transfer for purposes of this Lease. In addition, Landlord shall not have the alternative set forth in Section 6(e)(i) in connection with a permitted Transfer described in this Section 6(g).

7. ALTERATIONS

(a) Consent to Alterations. Tenant shall not make or permit any modifications, additions or improvements in, on or about the Premises, including, but not limited to, lighting, heating, ventilating, air conditioning, electrical, partitioning, fixtures, window and wall covering and carpentry installations (collectively, “Alterations”), without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant shall have the right to make nonstructural Alterations costing in the aggregate not more than Fifty Thousand Dollars ($50,000) in any twelve (12) month period without Landlord’s prior consent, provided that such Alterations (i) are not visible from any point outside of the Building, and (ii) will not materially affect the systems or structure of the Building. Landlord shall not unreasonably withhold its consent to any nonstructural Alterations provided that the nonstructural Alterations (i) are not visible from any point outside of the Building and (ii) do not materially affect the building systems or structural components of the Building. In no event may Tenant modify any building systems or structural components of the Building without Landlord’s consent, which consent may be withheld by Landlord in its sole and absolute discretion. Tenant shall request Landlord’s consent in writing and shall deliver Tenant’s written request to Landlord with reasonably detailed plans and specifications for the proposed Alterations prepared at Tenant’s expense by a licensed architect or engineer, together with a list of the contractors that Tenant would like to use to install the subject Alteration(s). Landlord shall consent to or disapprove the Alterations proposed by Tenant within ten (10) business days after Landlord’s receipt of Tenant’s written request and a copy of Tenant’s proposed plans and specifications and list of proposed contractors. If Landlord fails to respond to Tenant’s written request for Landlord’s consent to Tenant’s proposed Alterations within the above-referenced ten (10) business day period, Landlord shall be deemed to have approved Tenant’s request. Without limiting the foregoing, Landlord agrees that Landlord shall tentatively consent to or disapprove (but not give final consent to or disapproval of) any Alterations proposed by Tenant that require Landlord’s consent within five (5) business days after Landlord’s receipt of Tenant’s written request therefor (but subject to Landlord’s further review and approval of Tenant’s proposed plans and specifications for such Alterations and proposed general contractor). Additionally, for all Alterations for which Landlord’s prior written consent is required, Landlord shall have the right to pre-approve (which shall not be unreasonably withheld, conditioned or delayed) the general contractor retained by Tenant to perform such Alterations. Tenant shall reimburse Landlord for Landlord’s reasonable charges for reviewing and approving or disapproving any request for an Alteration, including the plans and specifications thereof proposed by Tenant.

(b) General Conditions for Alterations. All Alterations shall be installed at Tenant’s sole expense, in compliance with all applicable Laws and in accordance with the plans and specifications delivered to and approved by Landlord; provided, however, that neither Landlord’s acceptance nor approval of any such plans and specifications shall imply that Landlord in any way covenants or warrants that the same are safe or that they comply with applicable Laws. All Alterations shall be performed in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date, and shall not diminish the value of the Premises or the Project. The workmanship and materials used in all Alterations shall be of a quality equal to or exceeding that used generally throughout the Project. Tenant shall indemnify and hold harmless Landlord and Landlord’s Agents from any and all Liabilities incurred by Landlord and/or Landlord’s Agents as a result of any defects in the materials or workmanship of the Alterations, and/or failure of Tenant or Tenant’s Agents to comply with applicable Laws, including, without limitation, all applicable Accessibility Requirements.

(c) Notice and Liens. Tenant shall notify Landlord in writing at least five (5) business days prior to the commencement of any work on Alterations approved by Landlord, and Landlord shall be entitled to post and record Notices of Nonresponsibility or other notices deemed proper before the commencement of such work. If Tenant fails to cause any lien filed against the Premises in connection with any work performed or claimed to have been performed by or at the direction of Tenant to be released of record by payment or posting of a proper bond acceptable to Landlord within ten (10) days from after (i) the date of such filing and (ii) written notice from Landlord, then Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord as Additional Rent. Such reimbursement shall include all sums reasonably disbursed, incurred or deposited by Landlord, including Landlord’s reasonable costs, expenses and reasonable attorneys’ fees, with interest thereon at an interest rate of ten percent (10%) per annum from the date of payment by Landlord.

(d) Removal of Alterations. Landlord shall notify Tenant within ten (10) days after Landlord receives Landlord’s request for consent to Alterations or, if Tenant is not required to obtain Landlord’s consent to the Alteration, within ten (10) days after Tenant notifies Landlord in writing of its intent to make an Alteration, as to whether Tenant will be required to remove the proposed Alteration upon the termination of Tenant’s lease of that portion of the Premises in which the Alteration is to be constructed. If Landlord so notifies Tenant within said ten (10)-day period, then Tenant shall remove the proposed Alteration and repair or restore any damage caused by the installation and removal of such Alteration at the expiration or earlier termination of Tenant’s lease of that portion of the Premises in which the Alteration is constructed, all at Tenant’s sole cost and expense; provided, however, Tenant shall only be required to remove those Alterations which are specified in Landlord’s notice. Tenant shall fully and promptly repair all damage caused by the removal of Alterations from the Premises. If Landlord fails, within the time period prescribed above, to notify Tenant in writing of Tenant’s obligation to remove any Alterations from the Premises at the expiration or earlier termination of the Lease term, then Tenant shall have no obligation to remove such Alterations.

(e) Maintenance of Alterations. Notwithstanding any other provision of this Lease, Tenant shall be solely responsible for the maintenance and repair of any and all Alterations to the Premises made by Tenant, or by Landlord at Tenant’s expense.

8. REPAIR AND MAINTENANCE

(a) Landlord. Landlord, at its expense (and without reimbursement as an Operating Expense), shall keep in good order, condition and repair the foundations of the Building, the structural components of the Building, subfloors, the structural portions of the exterior walls and the roof structures and membranes on the Building; provided, however, that any damage thereto caused by the negligence or willful acts or omissions of Tenant or Tenant’s Agents, or by reason of the failure of Tenant to perform or comply with any terms, conditions or covenants in this Lease, or caused by any Alterations made by or for Tenant, shall be at Tenant’s sole expense (except to the extent covered by insurance maintained by Landlord). In addition, Landlord shall be responsible for maintaining the non-structural portions of the exterior walls (e.g., repainting) of the Building (excluding the interior finish surface thereof) and the outside landscaping of the Project in good condition and repair, the costs of which shall constitute an Operating Expense under this Lease. Landlord, at Tenant’s sole cost and expense, shall enter into regularly scheduled maintenance/service contracts for servicing the elevators within the Building. Also at Tenant’s cost and expense, Landlord shall enter into regularly scheduled preventive maintenance/service contracts with maintenance contractors acceptable to Landlord for servicing all hot water and heating and air conditioning (the “HVAC”) systems and equipment in the Premises unless Landlord elects for Tenant to do so pursuant to Section 8(b) below. It is an express condition precedent to all obligations of Landlord to repair and maintain the Building that Tenant shall have notified Landlord in writing of the need for any such repairs or maintenance. There shall be no abatement of Rent during the performance of Landlord’s obligations under this Section 8(a) (except as provided in Section 9(a) below). In addition, Landlord shall not be liable to Tenant for any damage that may result from interruption of Tenant’s use of the Premises during the period that Landlord is performing the maintenance and repairs required hereunder (unless and to the extent such damage is caused by the gross negligence or willful misconduct of Landlord). Landlord shall use commercially reasonable efforts in the performance of its obligations pursuant to this Section 8(a) to minimize any interference with Tenant’s normal business operations.

(b) Tenant. Except for the portions of the Premises expressly required to be maintained by Landlord under Section 8(a), Tenant, at Tenant’s sole cost and expense, shall maintain the Premises and the Building in which the Premises is located in good order, condition and repair, including, without limitation, floor coverings, walls and wall coverings, exposed portions of the mechanical, electrical and plumbing systems within the Building, doors and windows. In addition, if Tenant leases all of the rentable space located within the Building, Landlord may require Tenant to enter into regularly scheduled preventive maintenance/service contracts with maintenance contractors acceptable to Landlord for servicing the HVAC systems and equipment in the Building and provide to Landlord a copy of the current maintenance/services contract and written service reports on the HVAC systems and equipment on a quarterly basis. Tenant shall not enter onto the roof area of the Building, except for the purpose of maintaining the heating, ventilating, and air conditioning equipment to the extent Tenant is required to do so under the terms of this Lease. Tenant shall repair any damage to the roof area caused by its entry. If, in the reasonable judgment of Landlord, Tenant fails, within the notice and cure period set forth in Section 15(a)(ii) below, to maintain the Premises and the Building in which the Premises is located in good order, condition and repair, Landlord shall have the right, upon not less than five (5) days’ written notice to Tenant, to perform such maintenance, repairs or refurbishing at Tenant’s expense. In addition, Tenant shall, at its own expense, provide, install and maintain in good condition all of its trade fixtures, furniture, equipment and other personal property (“Tenant’s Personal Property”) required in the conduct of its business in the Premises. If any condition arises in the Premises or the Project which may be unsafe or dangerous to persons or property in the Project, Tenant shall, promptly following Tenant becoming aware of such condition, notify Landlord of such condition.

(c) Tenant Cure Rights. If Tenant provides written notice to Landlord of an event or circumstance that requires the action of Landlord with respect to the repairs or maintenance to the Premises or basic Building systems servicing the Premises as set forth in Section 8(a) of this Lease, and Landlord fails to provide such action as required by the terms of this Lease within thirty (30) days following receipt of such written notice, then Tenant may take the required action if: (i) Tenant delivers to Landlord an additional written notice advising Landlord that Tenant intends to take the required action if Landlord does not commence the required repair or maintenance within five (5) days after the receipt of such additional written notice; and (ii) Landlord fails to commence the required work within the five (5) day period or thereafter fails to diligently prosecute such required work to completion. If Tenant takes action to perform the repair or maintenance work required to be performed by Landlord as provided above, then, in addition to any other rights or remedies available to Tenant at law or in equity or under this Lease, Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action plus interest at the rate of ten percent (10%) per annum from the date Tenant’s costs are incurred until the date of Landlord’s repayment. Landlord’s obligation to reimburse Tenant shall survive expiration or earlier termination of this Lease. If any action taken by Tenant will affect any portion of the basic Building systems, structural integrity of the Building, or exterior appearance of the Building, then Tenant will use the contractor used by Landlord in the Building for such work, unless that contractor is unwilling or unable to perform the work, in which event Tenant may use the services of another qualified and licensed contractor.

(d) Wavier. Tenant waives the provisions of Sections 1941 and 1942 of the California Civil Code and any similar or successor Laws regarding Tenant’s right to make repairs and deduct the expenses of such repairs from the Rent due under this Lease.

9. UTILITIES AND SERVICES

(a) Tenant’s Obligations. Landlord agrees to furnish to the Premises at all times during the term of the Lease, air conditioning and heat, elevator service, and water for lavatory purposes, all in such reasonable quantities as in the reasonable judgment of Landlord is necessary for the comfortable occupancy and use of the Premises; provided, however, Tenant shall contract directly with the applicable utility or service provider for gas, water, electricity and refuse pickup. Tenant shall provide, or cause to be provided, janitorial service with respect to the Premises. Tenant shall pay all charges for gas, electricity, water, telephone and telephone cabling, HVAC, refuse pickup, janitorial service and all other utilities, materials and services furnished directly to or used by Tenant in the Premises during the Lease Term, together with any and all taxes thereon. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service or other service furnished to the Premises, except to the extent resulting from the gross negligence or willful misconduct of Landlord. Except as provided below, no such failure or interruption shall entitle Tenant to terminate this Lease or withhold Rent due hereunder. Notwithstanding the foregoing, to the extent that Landlord receives insurance proceeds under its insurance policy as a result of the interruption in utilities to compensate Landlord for lost Rent under this Lease, then the Rent due hereunder will be abated by such amount.

The preceding notwithstanding, if an interruption in utilities or services occurs as the result of the negligence or willful misconduct of Landlord or its agents or employees and the interruption in utilities or services substantially interferes with Tenant’s use of the Premises or Tenant’s conduct of business for more than five (5) continuous business days, then Rent shall abate until such time as all of the utilities and services are restored. If an interruption in utilities or services occurs which is not the result of the negligence or willful misconduct of Landlord or its agents or employees and the interruption in utilities or services substantially interferes with Tenant’s use of the Premises or Tenant’s conduct of business for more than thirty (30) continuous business days, then Rent shall abate until such time as all of the utilities and services are restored.

(b) Tenant to Pay Share of Expenses. If any utilities or services described in Section 9(a) above are not separately metered to Tenant or are contracted for by Landlord, then Tenant shall pay, as Additional Rent, a portion of the costs of such utilities and services, excluding the cost of installing metering devices (which cost of such installation shall be borne solely by Landlord and without reimbursement from Tenant), as reasonably determined by Landlord. Tenant shall pay such amount of such costs on the first day of the calendar month following receipt of Landlord’s itemized bill therefor.

10. REAL PROPERTY TAXES

(a) Payment by Tenant. Commencing with the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Project Percentage of all Real Property Taxes (as hereinafter defined). Tenant shall pay Tenant’s Project Percentage of such Real Property Taxes in the manner provided in Section 12 below. Tenant shall only be obligated to pay its Project Percentage of Real Property Taxes accruing during or attributable to the Lease Term.

(b) Real Property Taxes. For purposes of this Lease, “Real Property Taxes” shall mean any form of assessment, license, fee, rent tax, levy, penalty (if a result of and directly attributable to Tenant’s delinquency), or tax of any nature imposed upon or with respect to the Premises or the Project or any part thereof (other than net income, estate, succession, inheritance, transfer or franchise taxes of Landlord) (collectively, “tax”), imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is: (i) determined by the area of the Premises or Project or any part thereof or the rent and other sums payable hereunder by Tenant or by other tenants, including, but not limited to, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of such rent or other sums due under this Lease; (ii) levied or assessed upon any legal or equitable interest of Landlord in the Project or the Premises or any part thereof; (iii) levied or assessed upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Premises; (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes imposed on or with respect to the Project or the Premises, whether or not now customary or within the contemplation of the parties; or (v) surcharged against the parking area. The cost and expenses of contesting the amount or validity of any of the foregoing taxes shall be included in Real Property Taxes. Real Property Taxes shall also include all new and increased assessments, taxes, fees, levies and charges which may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal, libraries, street lighting, police services, and for other governmental services.

(c) Tax on Improvements. Without limiting the generality of Section 10(b), Tenant shall pay any increase in Real Property Taxes resulting from any and all Alterations placed in, on or about the Premises for the benefit of, at the request of, or by Tenant.

(d) Proration. Tenant’s liability to pay Real Property Taxes shall be prorated on the basis of a 365-day year to account for any fractional portion of a fiscal tax year included at the commencement or expiration of the Lease Term. With respect to any assessments which may be levied against or upon the Premises, or which under the Laws then in force may be evidenced by improvement bonds or other bonds or may be paid in annual installments, only the amount of the annual installment due each year (with appropriate proration for any partial year) and interest due thereon shall be included within the computation of the annual Real Property Taxes levied against the Premises for such year.

(e) Personal Property Taxes. Tenant shall pay prior to delinquency all taxes assessed or levied against Tenant’s Personal Property. When possible, Tenant shall cause Tenant’s Personal Property to be assessed and billed separately from the real and/or personal property of Landlord.

(f) Exclusions. Notwithstanding anything to the contrary contained in this Lease, the following shall not constitute Real Property Taxes for purposes of this Lease (i) any estate, inheritance taxes or gross receipts tax, (ii) any increase in taxes attributable to change of ownership of all or any part of the Project, and (iii) any increase in real estate taxes attributable to interior improvements made in the Other Buildings after July 15, 2003.

(g) Real Property Taxes Following Parcelization of Project. In the event Landlord separates the Project into three (3) separate legal parcels for each building currently located within the Project and a Common Area parcel, then during the balance of the term of this Lease, Tenant shall be responsible only for the Real Property Taxes attributable to the real property beneath the Building (and the Real Property Taxes attributable to the Building leased by Tenant) plus a proportionate share of the Real Property Taxes attributable to the Common Area parcel. If the Building and the land underlying the Building are separately assessed, then Tenant shall have the right to contest or review the amount or validity of any Real Property Taxes allocated thereto by appropriate legal proceedings; however, as a condition of Tenant’s right to contest, if such contested Real Property Taxes are not paid before such contest and if the legal proceedings shall not operate to prevent or stay the collection of the Real Property Taxes so contested, Tenant shall, before instituting such proceedings, protect the Premises and the interest of Landlord therein against any lien upon the Premises by a surety bond, issued by an insurance company reasonably acceptable to Landlord, and in an amount equal to the 150% of the amount contested. Any contest by Tenant as to the validity or amount of the Real Property Tax allocable to the Building and/or land underlying the Building shall be made by Tenant in its own name, or, if required by law, in the name of Landlord or both Landlord and Tenant. Tenant shall be entitled to retain any refund of any such contested Real Property Taxes and penalties and interest thereon to the extent the refunded amount previously had been paid by Tenant. Nothing contained herein shall be construed as affecting or limiting Landlord’s right to contest any Real Property Taxes at Landlord’s expense.

11. INSURANCE

(a) Indemnification.

(i) Tenant’s Indemnification of Landlord. Tenant hereby agrees to indemnify, defend (with attorneys reasonably acceptable to Landlord) and hold harmless the Premises, Landlord, Landlord’s Agents and Landlord’s lenders, from and against any and all Liabilities arising out of or in any way relating to all activities in the Premises during the Lease Term, the conduct of Tenant’s business in the Premises and the Project, any default or breach by Tenant in the performance in a timely manner of any obligation on Tenant’s part to be performed under this Lease, the use or occupancy of the Premises or any part of the Project by Tenant, or by the acts or omissions of Tenant or Tenant’s Agents, except to the extent caused by the negligence or willful misconduct of Landlord and any of Landlord’s Agents. Tenant’s indemnification obligations with respect to Hazardous Materials shall be pursuant to Section 5(c) of this Lease. To the extent any damage or repair obligation is covered by insurance obtained by Landlord as part of Operating Expenses, but is not covered by insurance obtained by Tenant, then Tenant shall be relieved of its indemnity obligation up to the amount of the insurance proceeds which Landlord receives.

(ii) Landlord’s Indemnification of Tenant. Landlord hereby agrees to indemnify, defend and hold harmless Tenant from any and all Liabilities arising out of or in any way relating to, involving, or in dealing with, any part of the Project, to the extent such Liabilities are caused by the gross negligence or willful misconduct of Landlord or any of Landlord’s Agents or any default or breach by Landlord in the performance in a timely manner of any obligation on Landlord’s part to be performed under this Lease.

(b) Tenant’s Insurance. Tenant agrees to maintain in full force and effect at all times during the Lease Term, at its own expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance issued by a responsible carrier or carriers reasonably acceptable to Landlord which afford the following coverages:

(i) Worker’s Compensation. Worker’s compensation in an amount equal to the statutory requirements then in effect.

(ii) Employer’s Liability. Employer’s liability in an amount not less than One Million Dollars ($1,000,000) per accident for bodily injury or disease.

(iii) Automobile Liability. Automobile liability insurance (ISO form CA 0001 (Ed. 1/87), code 1 or substantially equivalent form) for each vehicle owned, leased or rented by Tenant in connection with its business, in an amount not less than One Million Dollars ($1,000,000) per accident for bodily injury and property damage.

(iv) General Liability. Commercial General Liability insurance (ISO occurrence form CG 0001 or substantially equivalent form), including premises operations, in an amount not less than Three Million Dollars ($3,000,000) (which may include taking into consideration umbrella coverage), combined single limit for both bodily injury and property damage, naming Landlord as additional insured.

(v) Property. Property insurance on Tenant’s Personal Property located on or in the Premises and on any Alterations made by Tenant in the Premises. Such insurance shall be in an amount of one hundred percent (100%) of the replacement cost of the insured items. Such property insurance shall exclude earthquake coverage unless such earthquake insurance coverage is maintained by Tenant in its sole discretion. Such policy shall be endorsed, as necessary, to provide coverage for boilers and machinery and sprinkler leakage. As long as this Lease is in effect, the proceeds of such policy shall be used for the repair or replacement of such items so insured. Landlord shall have no interest in the insurance upon Tenant’s Personal Property.

(vi) Business Income. Business Income/Extra Expense Insurance at a minimum of six (6) months continued normal operating expenses, including payroll, including coverage for loss of Business Income due to damage to Tenant’s Personal Property and Alterations arising from insured perils covered under such policy, excluding earthquake unless such earthquake insurance coverage is maintained by Tenant in its sole discretion.

(vii) Products and Completed Operations. Products and completed operations insurance in an amount not less than Two Million Dollars ($2,000,000) (which may include taking into consideration umbrella coverage).

(c) Landlord’s Insurance. During the Lease Term Landlord shall maintain commercial general liability insurance, and “All Risk” or ISO Special Form property insurance (the “Project Property Insurance”) including, at Landlord’s option, earthquake and flood coverage, inflation endorsement, sprinkler leakage endorsement, and boiler and machinery coverage, covering the full replacement cost of the Premises, including the Tenant Improvements but excluding any Alterations made by Tenant and the foundations of the Building. The Project Property Insurance shall also include insurance against loss of rents in an amount equal to the Base Rent, Additional Rent, and any other sums payable to Landlord by the tenants of the Project under their respective leases for a period of at least twelve (12) months. The Project Property Insurance shall name Landlord as named insured and include a lender’s loss payable endorsement in favor of Landlord’s lender. Tenant shall reimburse Landlord, as Additional Rent, for Tenant’s Project Percentage of the costs of such policy or policies. Tenant shall pay Tenant’s Project Percentage of the Project Property Insurance in the manner provided in Section 12.

(d) Certificates. Tenant shall deliver to Landlord at least thirty (30) days prior to the time such insurance is first required to be carried by Tenant, and thereafter at least ten (10) days prior to expiration of each such policy, certificates of insurance and endorsements or copies of portions of the insurance policies evidencing the above coverage with limits not less than those specified above and naming Landlord as additional insured on Tenant’s commercial general liability insurance policy.

(e) Increased Coverage. Landlord, by written notice to Tenant, may reasonably require Tenant to increase the amount of insurance maintained by Tenant in accordance with this Lease to such amounts as are generally and reasonably required by landlords of similar properties located in the Brisbane-San Francisco area; provided, however, Landlord shall not increase the amount of liability insurance (taking into consideration umbrella coverage) during the first three (3) years of the Lease Term unless required by Landlord’s lender.

(f) Intentionally Omitted.

(g) Insurance Requirements. All of Tenant’s insurance shall be in a form reasonably satisfactory to Landlord and shall be carried with companies that have a current A.M. Best’s rating of no less than A-:IX or A:VII, except for the company providing products and completed operations insurance which must have a current A.M. Best’s rating of no less than A-:VII; shall provide that such policies shall not be subject to material alteration or cancellation except after at least thirty (30) days’ prior written notice to Tenant; and shall be primary as to Landlord and Landlord’s Agents. The duly executed certificates and endorsements (or copies of portions of the insurance policies as provided above) for the Tenant’s policies shall be deposited with Landlord prior to the Commencement Date, and upon renewal of such policies, not less than ten (10) days prior to the expiration of the term of such coverage. If Tenant fails to procure and maintain the insurance required hereunder, or fails to provide Landlord with the duly executed certificates and endorsements (or copies of portions of the insurance policies as provided above) of Tenant’s policies required hereunder, Landlord may, but shall not be required to, following not less than five (5) days prior written notice to Tenant, order such insurance at Tenant’s expense and Tenant shall reimburse Landlord for such reasonable amounts as Additional Rent. Such reimbursement shall include all sums reasonably disbursed, incurred or deposited by Landlord, including Landlord’s reasonable costs, expenses and reasonable attorneys’ fees, with interest thereon at an interest rate of ten percent (10%) per annum from the date of payment by Landlord.

(h) Landlord’s Disclaimer. Subject to Landlord’s insurance obligations under Section 11(c) above and Landlord’s indemnification obligations under Section 11(a)(ii) above, neither Landlord nor Landlord’s Agents shall be liable to Tenant for any loss or damage to persons or property resulting from fire, explosion, falling plaster, glass, tile or sheetrock, steam, gas, electricity, water or rain which may leak from any part of the Premises or the Project, or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or whatsoever, unless caused by the gross negligence or willful misconduct of Landlord or any of Landlord’s agents, employees, contractors or other representatives or breach by Landlord of any of its obligations under this Lease.

(i) Waiver of Subrogation. Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss and damage occasioned to such waiving party for its property or the property of others under its control (including, without limitation, the Building) to the extent that such loss or damage is insured against under any insurance policies which are required hereunder or which otherwise may be in force at the time of such loss or damage. Tenant and Landlord shall, upon obtaining policies of insurance required hereunder, give notice to the insurance carrier that the foregoing mutual waiver of subrogation is contained in this Lease and Tenant and Landlord shall cause each insurance policy obtained by such party to provide that the insurance company waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any damage covered by such policy.

12. ADDITIONAL RENT

(a) Payment. Tenant shall pay to Landlord, as Additional Rent during each year commencing on the Commencement Date and ending on the Expiration Date (prorated for any partial calendar year during the Lease Term), (i) all Operating Expenses (defined herein) attributable to the ownership, operation, repair and/or maintenance of the Building which accrue during the Lease Term, (ii) Tenant’s Project Percentage of all Operating Expenses attributable to the ownership, operation, repair and/or maintenance of the Project Common Areas and the Project generally, and (iii) Tenant’s Project Percentage of Real Property Taxes and Project Property Insurance, each as reasonably and equitably determined by Landlord.

(b) Tenant’s Project Percentage. Tenant’s Project Percentage is calculated by dividing the then applicable total rentable square footage of the Premises by the total rentable square footage in the Project (rounded to the nearest 1/100th of a percent). Tenant’s Project Percentage as of the Commencement Date is set forth in the Lease Summary. Any change in the total rentable square footage of the Project or the Premises shall increase or decrease Tenant’s Project Percentage.

(c) Definition of Operating Expenses. The term “Operating Expenses” shall include, without limitation, the reasonable cost of labor, materials, supplies and services used or consumed in maintaining, operating and repairing the Building, the Project and all supporting facilities, including the following: (a) the reasonable cost of maintaining and repairing all sidewalks, landscaping, service areas, elevators, mechanical rooms, utility systems, signs, site lighting, walkways, driveways and parking areas of the Project (including re-striping the parking lot, applying a new slurry seal to the parking lot and repainting the Building); (b) all reasonable charges for heat, water, gas, electricity, sewer, air conditioning, trash removal and other utilities used or consumed in the Building or the Project (not separately metered and billed to any individual tenant of the Project); (c) Landlord’s management fee each year, of which Tenant’s proportionate share shall be an amount equal to three percent (3%) of the total annual Base Rent due under this Lease; (d) costs incurred for pest control, janitorial, exterior window washing, sweeping services and security for the Building and the Project; (e) all business license, permit and inspection fees, (f) fees, expenses, charges or other costs assessed Landlord under any covenants, conditions and restrictions binding on the Building or the Project (excepting therefrom penalties or charges assessed as a result of Landlord’s fault, negligence or willful misconduct or other wrongful acts or omissions); (g) insurance deductibles; provided, however, with respect to earthquake deductibles, Operating Expenses shall only include the amortized amount of the earthquake deductible (amortized over a ten (10) year period); and (h) fees, impositions or other charges assessed or imposed on Landlord under the HCP. Notwithstanding the foregoing, the term “Operating Expenses” shall not include (i) depreciation, (ii) reserves, (iii) overhead and profit and any other compensation or fees paid to Landlord or subsidiaries or affiliates of Landlord for services rendered to the Project or the Building or for supplies or other materials to the extent that the costs of the services, supplies or materials exceed the competitive costs of the services, supplies or materials if they were not provided by a subsidiary or an affiliate and (iv) costs incurred in constructing any capital improvements and/or capital replacements on the Project (as distinguished from capital repairs or maintenance which shall be included as an Operating Expense), including, without limitation, replacement of the roof membrane or HVAC units. Anything herein to the contrary notwithstanding, the costs, expenses and other charges referred to in Exhibit H attached hereto also shall be excluded from the Operating Expenses which Tenant is obligated to pay in accordance with the terms of this Lease.

(d) Estimates. Landlord shall, as soon as practicable prior to the Commencement Date and after the end of each calendar year during the Lease Term, notify Tenant in writing of the amount which Landlord estimates will be Tenant’s Project Percentage of any Real Property Taxes and Project Property Insurance and Tenant’s share of any Operating Expenses for such calendar year, and one-twelfth (1/12th) thereof shall be added to the Base Rent as Additional Rent for each ensuing month. If, during any calendar year during the Lease Term (but not more often than once in any calendar year), it appears in the reasonable judgment of Landlord that Real Property Taxes, Project Property Insurance and Operating Expenses payable under this Section will exceed Landlord’s estimate, Landlord may, by written notice to Tenant, revise its estimate for such year, and the Rent hereunder shall be adjusted accordingly.

(e) Annual Adjustment. Landlord shall use commercially reasonable efforts to provide to Tenant by the ninetieth (90th) day following the end of each calendar year during the Lease Term (and in no event later than May 15th of the year immediately following the end of each calendar year during the Lease Term), an annual reconciliation statement stating (i) the actual amount of Operating Expenses expended or incurred by Landlord during the prior calendar year in connection with the Building only and in connection with the Project Common Areas and Project generally, (ii) the amount of Real Property Taxes paid or incurred by Landlord during the prior calendar year, (iii) the amount of Project Property Insurance paid or incurred by Landlord during the prior calendar year, and also (iv) stating the amount of any shortfall or excess payment made by Tenant with respect to such Operating Expenses, Real Property Taxes and/or Project Property Insurance for such prior calendar year. If after any calendar year it is determined that the amount of Tenant’s Project Percentage of Real Property Taxes and/or Project Property Insurance and/or Tenant’s share of Operating Expenses for such calendar year is greater or less than the amount actually billed to and paid for by Tenant, an adjustment shall be made as soon as practicable following the commencement of the calendar year next following the calendar year in which such Real Property Taxes, Project Property Insurance and/or Operating Expenses were overstated or understated by Landlord, and, within thirty (30) days following the date such reconciliation statement is received by Tenant, Tenant shall pay Landlord such amount or be credited accordingly based upon Tenant’s receipt of such year end reconciliation statement of such adjustment, whether or not this Lease is still then in effect. Tenant shall have sixty (60) days after Tenant receives the year-end statement of the adjustment to the Operating Expenses (and Real Property Taxes and Project Property Insurance) for the prior calendar year to notify Landlord in writing of Tenant’s desire to conduct, at Tenant’s sole cost and expense (subject to the terms below), an audit of Landlord’s books and records relating to the prior calendar year. Any such audit must be conducted by Tenant or its agents or representatives during regular business hours at the offices of Landlord or the offices of Landlord’s designated agent and must be completed within one hundred twenty (120) days after Tenant receives the applicable year-end statement and all back-up and support documentation reasonably requested by Tenant evidencing or related to the Operating Expenses, Real Property Taxes and Project Property Insurance expended or incurred by Landlord. Tenant shall have the right, after reasonable notice and at reasonable times, to inspect and photocopy all invoices, bills, statements, cancelled checks and other records evidencing or related to the Operating Expenses, Real Property Taxes and Project Property Insurance expended or incurred by Landlord. The person or entity performing the audit or review of Landlord’s books and records on Tenant’s behalf or at Tenant’s request shall be an independent auditor and may not be compensated for the audit or review on a contingency fee basis. The preceding notwithstanding, if following the audit it is determined that Tenant’s share of Operating Expenses, Real Property Taxes or Project Property Insurance as set forth in any reconciliation statement sent to Tenant was in error in Landlord’s favor by more than four percent (4%), then Landlord shall pay the cost of such audit. Landlord shall be required to maintain records of all Operating Expenses for a period of three (3) years following Landlord’s delivery of each annual or reconciliation statement setting forth Tenant’s share of such Operating Expenses. The payment by Tenant of any amounts pursuant to this subsection shall not preclude Tenant from questioning the correctness of any reconciliation statement provided by Landlord. In addition, in the event that any other tenant of the Project audits or reviews Operating Expenses, Real Property Taxes or Project Property Insurance that are included in Tenant’s share of Operating Expenses, Real Property Taxes and/or Project Property Insurance paid or to be paid by Tenant and an adjustment is made, the results of such audit or review shall be sent to Tenant to allow Tenant to determine whether Tenant is to be permitted a corresponding adjustment.

(f) Arbitration. If Landlord objects to the findings of Tenant’s audit, Landlord and Tenant shall attempt to resolve their disagreement concerning the amount of Tenant’s proportionate share of Operating Expenses within the next thirty (30) days. If Landlord and Tenant are unable to agree upon the amount of Tenant’s proportionate share of Operating Expenses (after Tenant has completed its audit), the parties shall submit the matter to binding arbitration before a single neutral arbitrator having experience in real estate valuation, property management or accounting or, alternatively, the arbitrator may be a retired judge or justice of a California Superior Court or Court of Appeal. The matter shall be decided by arbitration in accordance with the applicable arbitration statutes and the then existing Commercial Arbitration Rules of the American Arbitration Association. Any party may initiate the arbitration procedure by delivering a written notice of demand for arbitration to the other party. Within thirty (30) days after the other party’s receipt of the written notice of demand for arbitration, the parties shall attempt to select a qualified arbitrator who is acceptable to all parties. If the parties are unable to agree upon an arbitrator who is acceptable to all parties, either party may request the American Arbitration Association to appoint the arbitrator in accordance with its Commercial Arbitration Rules. The provisions of California Code of Civil Procedure Section 1283.05 or its successor section(s) are incorporated in and made a part of this Lease with respect to any arbitration requested in accordance with the provisions contained in this Section. Depositions may be taken and discovery may be obtained in any arbitration proceeding requested pursuant to this Section in accordance with the provisions of California Code of Civil Procedure Section 1283.05 or its successor section(s). Arbitration hearing(s) shall be conducted in San Mateo County California. Any relevant evidence, including hearsay, shall be admitted by the arbitrator if it is the sort of evidence upon which responsible persons are accustomed to rely in the conduct of serious affairs, regardless of the admissibility of such evidence in a court of law; however, the arbitrator shall apply California law relating to privileges and work product. In rendering his or her award, the arbitrator shall set forth the reasons for his or her decision. The fees and expenses of the arbitrator shall be paid in the manner allocated by the arbitrator. This agreement to arbitrate any dispute concerning the findings of Tenant’s audit shall be specifically enforceable under the prevailing arbitration law. Judgment on the award rendered by the award may be entered in any court having jurisdiction thereof.

13. DAMAGE OR DESTRUCTION

(a) Landlord’s Obligation to Rebuild. If the Premises are damaged or destroyed, Landlord shall promptly and diligently repair the Premises, unless Landlord or Tenant elects to exercise any right to terminate this Lease as hereinafter provided.

(b) Landlord’s Right to Terminate. Landlord shall have the right to terminate this Lease with respect to the entire Premises or the damaged Building in the event any of the following events occurs:

(i) Net insurance proceeds (after deducting the cost of recovery of such proceeds) actually received by Landlord are insufficient to pay one hundred percent (100%) of the cost of such repair less the amount of Landlord’s deductible; or

(ii) The entire Premises or the damaged Building cannot, with reasonable diligence, be substantially repaired or restored by Landlord within two hundred seventy (270) days after the date that the damage or destruction occurs (as reasonably determined in good faith by Landlord’s general contractor); or

(iii) The entire Premises or the damaged Building cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, radiation, chemical waste and other similar dangers.

If Landlord elects to terminate all or any portion of this Lease, Landlord shall give Tenant written notice of its election within thirty (30) days after the date Landlord’s general contractor notifies Landlord in writing of the time period necessary to repair or restore the Premises, and this Lease (or applicable portion thereof) shall terminate thirty (30) days after the date Tenant receives such notice (except that Landlord’s election to terminate the Lease pursuant to this Section 13(b)(i) above shall be deemed rescinded if, within thirty (30) days following Tenant’s receipt of such termination notice, Tenant agrees in writing to pay any shortfall in net insurance proceeds to cover the cost of such repair and delivers to Landlord cash or a letter of credit, in a form and from an institution reasonably acceptable to Landlord, in the amount of the estimated shortfall). Landlord shall arrange for Landlord’s general contractor to determine the time period necessary to repair or restore the Premises within forty-five (45) days after the date that the damage or destruction occurs. If Landlord does not elect to terminate all of this Lease, Landlord shall notify Tenant in writing within thirty (30) days after the date Landlord’s general contractor notifies Landlord in writing of the time period necessary to repair or restore the Premises of Landlord’s general contractor’s reasonable and good faith estimate of the time period required to substantially repair or restore the Premises or Building, and Landlord shall diligently commence the process of obtaining any necessary building permits and governmental approvals with respect to the portion of this Lease that has not been terminated, and shall commence repair of the Premises or the Building, as the case may be, as soon as practicable and thereafter prosecute the same diligently to completion, in which event this Lease shall continue in full force and effect.

(c) Tenant’s Right to Terminate. If Landlord’s general contractor reasonably and in good faith determines that Premises cannot be substantially repaired or restored within two hundred seventy (270) days after the damage or destruction, Tenant shall have the right to terminate this Lease by written notice to Landlord. Tenant shall exercise such termination right, if at all, within thirty (30) days after Landlord notifies Tenant in writing of the time estimated by Landlord’s general contractor to substantially complete the repairs or restoration work. If Tenant does not elect to terminate this Lease within the thirty (30) day period, Tenant shall be deemed to have waived its option to terminate this Lease pursuant to this Section 13(c) in connection with the casualty.

(d) Limited Obligation to Repair. Notwithstanding anything to the contrary contained in this Section 13, in no event shall Landlord be obligated to repair or replace Tenant’s Personal Property or any Alterations made by Tenant. If Tenant desires to repair and/or replace Tenant’s Personal Property and/or Alterations, the same shall be undertaken and completed by Tenant, at Tenant’s sole cost and expense, promptly following the date of the damage or destruction.

(e) Abatement of Rent. In the event of damage to or destruction of the Premises, or any portion thereof, Rent shall be proportionately abated to the extent to which such damage or destruction interferes with Tenant’s business conducted in the Premises as reasonably determined by Tenant; provided, however, so long as Landlord maintains the insurance required pursuant to Section 11(c), Rent shall be abated only to the extent of any net proceeds attributable to the Premises received by Landlord or Landlord’s lender from rental abatement insurance described in Section 11(c). Such abatement shall commence upon such damage or destruction and end upon substantial completion by Landlord of the repair or reconstruction work which Landlord is obligated or elects to perform and Landlord’s delivery to Tenant of the Premises, or at such earlier time when Tenant is able to use the Premises without substantial interference. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s Personal Property or any inconvenience occasioned by such damage, repair or restoration. Tenant hereby waives all rights to terminate this Lease pursuant to the provisions of California Civil Code Section 1932, Subdivision 2, and Section 1933, Subdivision 4, and the provisions of any similar Laws hereinafter enacted.

(f) Damage Near End of Lease Term. Anything herein to the contrary notwithstanding, if the Premises are wholly or partially destroyed or damaged during the last twelve (12) months of the Lease Term such that Tenant shall be prevented from using more than twenty-five percent (25%) of the Premises for thirty consecutive days or more due to such damage and destruction (and Tenant does not elect to exercise its applicable extension option within thirty (30) days following such damage or destruction), then either Landlord or Tenant may, at its option, by written notice to the other after such thirty (30) day period but not later than forty-five days after the occurrence of such damage or destruction, cancel and terminate this Lease. In the event of such cancellation and termination of this Lease, this Lease shall be deemed cancelled and terminated as of the date sixty days following the date of such damage or destruction. If neither party so elects to terminate this Lease, the repair of such damage shall be governed by Sections 13(a), 13(b) or 13(c), as the case may be. If this Lease is so terminated, Landlord may keep all the insurance proceeds resulting from such damage, except for those proceeds payable under policies obtained by Tenant which specifically insure Tenant’s Personal Property and Alterations, if applicable.

(g) Landlord’s Determinations. Landlord’s determination of the estimated costs to repair and/or replace any damaged property and the time period required for such repair and/or replacement shall be made reasonably and in good faith by Landlord’s general contractor and shall be conclusive for the purposes of this Section 13.

14. NOTICES

Any notice or demand required or desired to be given under this Lease shall be in writing and shall be personally delivered to the address herein provided for the addressee, or in lieu of personal delivery may be given by air courier or other commercial delivery service which guarantees overnight delivery, or by United States certified or registered mail service. Notice shall be effective on the day such notice is received or rejected at the address herein provided for the addressee. For purposes hereof, the addresses for Landlord and Tenant are as set forth in the Lease Summary; provided, however, that after the Commencement Date, the address of Tenant shall be the address of the Premises. In addition, with respect to any Second Request that Tenant delivers to Landlord pursuant to Section 6, Tenant shall also deliver a copy of the Second Request to the following party:

Michael F. Potter, Esq.

Real Estate Law Group, LLP

2330 Marinship Way, Suite 211

Sausalito, CA 94965

Either party may change its address or addresses by giving notice of same in accordance with this Section 14.

15. DEFAULT

(a) Tenant’s Default. A default under this Lease by Tenant shall exist if any of the following events shall occur:

(i) If Tenant shall have failed to pay any amount of Rent within five (5) business days after receipt by Tenant of written notice that such payment is past due; or

(ii) If Tenant shall have failed to perform any term, covenant or condition of this Lease (including Tenant’s obligations pursuant to Exhibit C attached hereto) other than the payment of Rent (and excluding the defaults described in clauses (iii) through (ix) below) and such failure continues for thirty (30) or more days after written notice from Landlord; provided, however, that where such failure could not reasonably be cured within the thirty (30) day period, Tenant shall not be in default if it has commenced such performance within said thirty (30) day period and thereafter diligently prosecutes the same to completion; or

(iii) If Tenant shall have assigned its assets for the benefit of its creditors; or

(iv) If the sequestration or attachment of or execution on any material part of Tenant’s Personal Property essential to the conduct of Tenant’s business shall have occurred, and Tenant shall have failed to obtain a return or release of such Personal Property or replaced such Personal Property within sixty (60) days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or

(v) If Tenant shall have abandoned the Premises and failed to pay Rent during such period of abandonment; or

(vi) If a court shall have made or entered any decree or order other than under the bankruptcy Laws of the United States adjudging Tenant to be insolvent; or approving as properly filed a petition seeking reorganization of Tenant; or directing a winding up or liquidation of Tenant and such decree or order shall have continued for a period of sixty (60) days; or

(vii) If Tenant shall have failed to comply with the provisions of Sections 19 or 24 of this Lease within the time periods provided for therein; or

(viii) If Tenant shall have sublet the Premises or any portion thereof or assigned its interest in this Lease without Landlord’s prior written consent (and Tenant has not caused such subletting or assignment to be rescinded within five (5) business days following receipt of written notice from Landlord of such wrongful subletting or assignment).

(b) Remedies. Upon a default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by Law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative, and without notice to Tenant where no cure period is provided for Tenant’s breach:

(i) Continue Lease. Landlord may continue this Lease in full force and effect pursuant to California Civil Code Section 1951.4, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent when due and enforce other obligations of Tenant hereunder.

(ii) Terminate Right to Possession. Landlord may terminate Tenant’s right to possession of the Premises at any time by giving written notice to that effect, and relet the Premises or any part thereof. In addition to any other remedies provided for herein, Tenant shall pay to Landlord the unamortized amount of any broker’s commissions paid or payable by Landlord in connection with this Lease (amortized on a straight line basis over the initial term of this Lease). Reletting may be for a period shorter or longer than the remaining term of this Lease. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination, Landlord has the right to remove all Tenant’s Personal Property and store same at Tenant’s cost and to recover from Tenant as damages:

(A) The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

(B) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been earned or payable after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(C) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Lease Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(D) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses reasonably incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring or cleaning the Premises or any portion thereof; (iii) any unamortized leasing commissions paid or payable by Landlord in connection with this Lease (amortized on a straight line basis over the initial term of this Lease); or (iv) for any other reasonable costs necessary or appropriate to relet the Premises; plus

(E) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the Laws of the State of California.

The “worth at the time of award” of the amounts referred to in Sections 15(b)(ii)(A) and 15(b)(ii)(B) is computed by allowing interest at the rate of ten percent (10%) per annum on the unpaid Rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 15(b)(ii)(C) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future Laws, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder.

(iii) Re-entry. Landlord may, with or without terminating this Lease, in accordance with applicable Laws and upon notice to Tenant if required by Law, re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this paragraph shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

(iv) Remedy. So long as this Lease is not terminated, Landlord shall have the right to remedy any default of Tenant pursuant to the terms of Section 26.

(c) Late Charges. Tenant acknowledges that late payment by Tenant to Landlord of Rent and other charges provided for under this Lease shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult or impracticable to fix. Such costs include, but are not limited to, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and notes secured by any encumbrance covering the Premises, or late charges and penalties due to late payment of Real Property Taxes due on the Premises. Therefore, if any installment of Rent or any other charge due from Tenant is not received by Landlord within seven (7) days after Tenant’s receipt of written notice of such delinquent payment, Tenant shall pay to Landlord an additional sum equal to three percent (3%) of the amount overdue as a one (1) time late charge, whether or not Landlord has exercised any remedy herein provided for default by Tenant. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of the late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord on account thereof.

(d) Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within thirty (30) days after receipt of written notice by Tenant to Landlord specifying the nature of such default; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion.

16. SURRENDER OF THE PREMISES

(a) Condition upon Surrender. Upon the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises to Landlord broom clean and in its condition, subject to the provisions of Section 7(d) hereof, existing as of the Commencement Date, ordinary wear and tear, damage and destruction and condemnation excepted.

(b) Removal of Alterations. Tenant shall remove from the Premises prior to the termination or expiration of this Lease all of Tenant’s Alterations required to be removed pursuant to Section 7(d) and all Tenant’s Personal Property, and shall repair any damage and perform any restoration work caused by such removal. If Tenant fails to remove such Alterations and Tenant’s Personal Property on or before the termination of this Lease (or on any such earlier date that Tenant abandons or surrenders the Premises), Landlord shall comply with applicable Laws with respect to such Alterations and Tenant’s Personal Property. Tenant shall be liable to Landlord for costs of removal of any such Alterations and Tenant’s Personal Property and storage and transportation costs of same, and the cost of repairing any damage to the Premises and restoring the Premises, together with interest at the rate of ten percent (10%) per annum from the date of expenditure by Landlord.

(c) Indemnification of Landlord. If the Premises are not surrendered to Landlord in accordance with the terms of this Section 16, Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents against all Liabilities resulting from Tenant’s delay past such date in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant, losses to Landlord due to lost opportunities to lease to succeeding tenants, and attorneys’ fees and costs.

17. ATTORNEYS’ FEES

If either party brings any action or legal proceeding for damages for an alleged breach of any provisions of this Lease, to recover Rent, to terminate the tenancy of the Premises or to enforce, interpret, protect or establish any term, condition or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, its reasonable attorneys’ fees and costs.

18. LIENS

Tenant shall keep the Premises and the Project free from liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from all Liabilities arising out of or in any way relating to any such liens or claims of lien. Tenant shall cause any such liens to be released of record, by payment or posting of a proper bond acceptable to Landlord, within ten (10) days after the imposition of the lien and written request by Landlord.

19. SUBORDINATION

(a) Documentation. This Lease is subject and subordinate to all ground and underlying leases, mortgages and deeds of trust which now affect the Premises, as the same may hereafter be renewed, modified, consolidated, replaced and/or extended (collectively “Encumbrances”); provided, however, if the holder or holders of any such Encumbrance (“Holder”) shall require that this Lease be prior and superior thereto, then within seven (7) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver any and all documents or instruments, in the form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all future Encumbrances which might hereafter affect the Premises; provided, however, that in such event, so long as Tenant is not in default under this Lease, Holder shall agree not to disturb Tenant’s quiet enjoyment of the Premises or terminate or cancel any of Tenant’s rights or interests under this Lease as long as Tenant shall pay the Rent timely and observe and perform all other provisions of this Lease to be observed and performed by Tenant. Within twenty (20) days after Landlord’s written request, Tenant shall execute any and all documents reasonably required by Landlord or Holder (in Holder’s commercially reasonable standard form) required to effectuate such subordination to make this Lease subordinate to any lien of the Encumbrance.

(b) Attornment. Notwithstanding anything to the contrary set forth in this Section 19, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under any Encumbrance, provided such purchaser or transferee expressly assumes in writing the obligations of Landlord under this Lease.

(c) Nondisturbance Rights from Existing Lender. Landlord shall use commercially reasonable and diligent efforts to obtain from any and all Holders of any Encumbrances secured by the Project, Building and/or Premises within thirty (30) days following the execution of this Lease by Landlord and Tenant, an executed non-disturbance agreement in favor of Tenant. The non-disturbance agreement shall be in Holder’s commercially reasonable standard form and provide, among other things, that so long as Tenant is not in default under this Lease and Tenant pays the Rent timely and observes and performs all other provisions of this Lease to be observed and performed by Tenant, such Holder shall not to disturb Tenant’s quiet enjoyment of the Premises or terminate or cancel any of Tenant’s rights or interests under this Lease. If Landlord is unable to obtain from any Holder an executed non-disturbance agreement (as described above) within the time period prescribed herein, then Tenant shall have the right to terminate this Lease. Tenant shall exercise such right, if at all, within forty (40) days after the execution of this Lease. If Tenant terminates this Lease pursuant to this Section, Landlord shall promptly return all prepaid Rent to Tenant and Tenant’s Security Deposit.

20. MORTGAGEE PROTECTION

In the event of any default on the part of Landlord, Tenant shall give written notice to any beneficiary of a deed of trust covering the Premises, and shall allow such beneficiary a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.

21. CONDEMNATION

(a) Total Taking - Termination. If (i) title to all of the Premises or so much thereof is taken for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the Premises will not result in the Premises being reasonably suitable for Tenant’s continued occupancy for the uses and purposes permitted by this Lease (as reasonably determined by Tenant), or (ii) the parking spaces available to Tenant pursuant to this Lease are taken for any public or quasi-public use under any statute or by right of eminent domain such that the ratio of parking spaces to rentable square feet of the Premises falls below that mandated by law and Landlord is not able to provide alternative parking to Tenant, then this Lease shall terminate as of the date that possession of the Premises or part thereof is taken.

(b) Partial Taking. If any part of the Premises is taken and the remaining part is reasonably suitable for Tenant’s continued occupancy for the purposes and uses permitted by this Lease (as reasonably determined by Tenant), this Lease shall, as to the part so taken, terminate as of the date that possession of such part of the Premises is taken and the Rent payable hereunder shall be reduced in the same proportion that the floor area of the portion of the Premises so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Premises. Landlord shall, at its own cost and expense, diligently make all necessary repairs or alterations to the Premises so as to make the portion of the Premises not taken a complete architectural unit. Such work shall not, however, require Landlord to expend sums in excess of the net proceeds awarded to Landlord on account of such condemnation or taking. During the period of any such repair or alteration, Rent shall be temporarily abated in proportion to the degree that Tenant’s use of the Premises is impaired. Each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure and any similar Laws allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

(c) Allocation of Award. Tenant assigns to Landlord its interest in any award which may be made in such taking or condemnation, together with any and all rights of Tenant arising in or to the same or any part thereof; provided, however, nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any portion of the award that is allocable to the taking of Tenant’s Personal Property, Alterations, Tenant’s moving costs or Tenant’s goodwill.

(d) Temporary Taking. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to any abatement of Rent. Any award made by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Section 21.

(e) Sale Under Threat of Condemnation. A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this Section 21.

22. HOLDING OVER

If Tenant holds possession of any portion of the Premises after expiration or termination of the term of this Lease with respect to that portion of the Premises without the written consent of Landlord (hereinafter referred to as a “holdover”), then, absent express agreement of Landlord, such holding over shall be a tenancy at sufferance and not for any periodic or fixed term. Tenant shall pay monthly rental hereunder during the first thirty (30) days of such holdover period at an amount equal to one hundred twenty-five percent (125%) of the monthly Base Rent payable immediately prior to expiration of such term with respect to such Premises. After the first thirty (30) days of such holdover period, Tenant shall pay monthly rental at an amount equal to one hundred fifty percent (150%) of the monthly Base Rent payable immediately prior to expiration of such term with respect to such Premises. In addition, Tenant shall pay to Landlord its proportionate share of Real Property Taxes, Project Property Insurance and Operating Expenses as provided in this Lease. Nothing herein shall be construed as a consent in advance by Landlord to any holding over by Tenant or to any specific terms or conditions of any holding over, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord when and as required hereunder. Any holding over with the written consent of Landlord shall, except as otherwise specified in such consent, thereafter constitute a lease from month to month but otherwise subject to all of the terms and conditions of this Lease, excluding any options or rights of Tenant to renew or extend this Lease or expand the Premises hereunder. In addition, Tenant shall not be liable for any consequential damages or claims of lost profits or lost income in connection with any holdover unless Tenant fails to vacate and surrender to Landlord possession of the Premises within twenty (20) days after Landlord’s written notice to Tenant to do so.

23. ENTRY BY LANDLORD

Tenant shall permit Landlord and Landlord’s Agents to enter the Premises at all reasonable times with reasonable notice, except for emergencies in which case no notice shall be required, to inspect the same and to conduct tests thereon, to post notices of nonresponsibility and “For Sale” signs, to show the Premises to interested parties such as prospective lenders and purchasers, to make necessary Alterations or repairs, and to discharge Tenant’s obligations hereunder when Tenant has failed to do so within a reasonable time after written notice from Landlord. Notwithstanding the foregoing, Landlord and Landlord’s Agents may enter the Premises at any reasonable time within nine (9) months prior to the expiration of the Lease Term, or at any time during the Lease Term hereof if Tenant is in default hereunder, to place upon the Premises ordinary “For Lease” signs and to show the Premises to prospective tenants. Tenant shall have the right to have a representative of Tenant to accompany Landlord or Landlord’s Agents on the Premises. Any entry by Landlord or any of Landlord’s Agents shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Tenant as reasonably possible. Landlord shall not access Tenant’s safes or enter into any areas maintained by Tenant for the safety and security of monies, securities, negotiable instruments, confidential documents, information or files, or similar items, without Tenant’s prior consent, which consent shall not unreasonably be withheld, delayed or conditioned, except for emergencies in which case Tenant’s consent shall not be required.

24. ESTOPPEL CERTIFICATES; INFORMATION

(a) Estoppel Certificates. Tenant shall have twenty (20) days following Tenant’s receipt from Landlord of an estoppel certificate and Landlord’s written request to execute and deliver to Landlord the estoppel certificate, (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect and the date to which the Rent and other charges are paid in advance, if any, and (ii) acknowledging to Tenant’s knowledge that there are no uncured defaults on the part of Landlord, or, if there are uncured defaults on the part of Landlord, stating the nature of such uncured defaults, (iii) certifying that, to Tenant’s knowledge, Tenant has no defenses or offsets then outstanding against any of its obligations under this Lease, or stating those claimed by Tenant, and (iv) certifying any other matters pertaining to the status of this Lease or performance of obligations thereunder by Landlord or Tenant as to which Tenant has actual knowledge and as may be reasonably required either by a purchaser of the Premises or a lender making a loan to Landlord to be secured by the Premises or Project. Tenant’s failure to deliver an estoppel certificate within twenty (20) days after delivery of Landlord’s written request therefor shall be conclusive upon Tenant that (aa) this Lease is in full force and effect, without modification except as may be represented by Landlord, (bb) there are no uncured defaults in Landlord’s performance, (cc) Tenant has no defenses or right of offset against its obligations hereunder, and (dd) no Rent has been paid in advance.

(b) Financial Statements. In connection with any proposed financing or sale of all or any portion of the Project, Landlord may require Tenant to deliver to Landlord the most current financial statements of Tenant, including balance sheets and profit and loss statements, all prepared in accordance with generally accepted accounting principles consistently applied and certified by an officer of Tenant (to the officer’s actual knowledge) as true, correct and complete. If Tenant is a publicly traded company on a national exchange, Tenant shall only be required to provide copies of Tenant’s annual statement and recent 10Q statements. Tenant shall provide the financial information to Landlord within seven (7) days following Landlord’s written request. Tenant shall not be obligated to provide audited financial statements to Landlord unless the same are available. All financial statements furnished by Landlord pursuant to this Section 24(b) shall be treated as confidential; provided, however, Lender may disclose Tenant’s financial statements and information to Landlord’s lenders, partners, officers, directors, accountants, attorneys, potential lenders and potential purchasers of all or any portion of the Project and any other parties to the extent required by law. To the extent Landlord discloses Tenant’s financial statements and information in accordance with the preceding sentence, Landlord shall request that the party to whom it is disclosing the information keep the information confidential and, with respect to potential purchasers of all or any portion of the Project, require the potential purchaser to agree in writing to keep the information confidential.

25. TRANSFER OF THE PREMISES BY LANDLORD

In the event of any conveyance of the Premises and assignment by Landlord of its interest in this Lease, upon the assignee’s assumption in writing of this Lease, Landlord shall be and is hereby entirely released from all liability under any and all of its covenants and obligations contained in or derived from this Lease that accrue after the date of such conveyance and assignment.

26. LANDLORD’S RIGHT TO PERFORM TENANT’S COVENANTS

If Tenant shall at any time default under this Lease with respect to any payment or performance of any other act on its part to be made or performed under this Lease, Landlord may, but shall not be obligated to and without waiving or releasing Tenant from any obligation of Tenant under this Lease, following not less than five (5) business days’ written notice to Tenant, make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith, pay expenses and employ counsel. Tenant shall reimburse Landlord for all reasonable sums so paid by Landlord and all penalties, interest, legal fees and collection costs reasonably incurred in connection therewith within thirty (30) days after Landlord’s written request therefor. If Tenant fails to so reimburse Landlord within such thirty (30) day period, then (a) a late charge shall be assessed in accordance with Section 15(c) above, (b) interest shall accrue on such delinquent payment at the rate of ten percent (10%) per annum from the date due to the date of payment thereof by Tenant to Landlord, and (c) Landlord shall have all other rights and remedies granted or reserved to Landlord hereunder for the nonpayment of Rent.

27. TENANT’S REMEDY

The obligations of Landlord under this Lease are not personal obligations of the individual members, partners, directors, officers, shareholders, agents or employees of Landlord and Tenant shall look solely to the Project and the proceeds thereof (and any insurance proceeds relating thereto) for satisfaction of any liability of Landlord and shall not look to other assets of Landlord nor seek recourse against the assets of the individual members, partners, directors, officers, shareholders, agents or employees of Landlord. The obligations of Tenant under this Lease are not personal obligations of the individual members, partners, directors, officers, shareholders, agents or employees of Tenant under this Lease and Landlord shall look solely to the assets of the Tenant for satisfaction of the liability of Tenant and shall not seek recourse against the assets of the individual members, partners, directors, officers, shareholders, agents or employees of Tenant.

28. SECURITY

(a) Cash Security Deposit. Within two (2) days after full execution of this Lease, Tenant shall deliver to Landlord cash (the “Security Deposit”) in the amount specified as the Security Deposit in the Lease Summary. The Security Deposit shall secure the performance of all of Tenant’s obligations under this Lease, including Tenant’s obligation to pay Rent and other monetary amounts, to maintain the Premises and repair damages thereto, and to surrender the Premises to Landlord upon termination of this Lease in the condition required hereunder. Landlord may use and commingle the Security Deposit with other funds of Landlord. If Tenant defaults in the performance of any of its obligations hereunder (and such default continues beyond any applicable cure or grace period), Landlord may, but without any obligation to do so, apply all or any portion of the Security Deposit towards fulfillment of Tenant’s unperformed obligations. If Landlord does so apply all or any portion of the Security Deposit, Tenant, upon written demand by Landlord, shall immediately pay to Landlord a sufficient amount in cash to restore the Security Deposit to the full original amount. Tenant’s failure to pay to Landlord a sufficient amount in cash to restore the Security Deposit to its original amount within five (5) business days after receipt of such demand shall constitute a default under this Lease. Tenant shall not be entitled to interest on the Security Deposit. Within thirty (30) days after the expiration or earlier termination of this Lease, if Tenant has then performed all of Tenant’s obligations hereunder, Landlord shall return the Security Deposit to Tenant. If Landlord sells or otherwise transfers Landlord’s rights or interest under this Lease, Landlord shall deliver the Security Deposit to the transferee, whereupon Landlord shall be released from any further liability to Tenant with respect to the Security Deposit.

(b) Letter of Credit. In lieu of providing Landlord with a cash security deposit, or at any time in substitution of the cash security deposit referred to above, Tenant may deliver to Landlord an irrevocable standby letter of credit (the “Letter of Credit”) in substantially the form attached hereto as Exhibit G naming Landlord as beneficiary, in the amount of the Security Deposit. The Letter of Credit shall be issued by Bank of America, Wells Fargo Bank, Comerica Bank or another major national bank reasonably satisfactory to Landlord (“Bank”). The Letter of Credit shall allow draws by Landlord upon sight draft accompanied by a statement from Landlord that Tenant is in default under the Lease beyond any applicable cure or grace period and that Landlord is entitled to draw upon the Letter of Credit and shall contain terms which allow Landlord to make partial and multiple draws up to the face amount of the Letter of Credit. If Tenant has not delivered to Landlord at least thirty (30) days prior to the expiration of the original Letter of Credit (or any renewal letter of credit) a renewal or extension thereof, Landlord shall have the right to draw down the entire amount of original Letter of credit (or renewal thereof) and retain the proceeds thereof as the security deposit. If and when Tenant would be entitled to request that Landlord return the Security Deposit (or unapplied portion thereof) to Tenant or apply the Security Deposit towards Tenant’s obligation to pay Rent, Landlord shall, at Tenant’s request, return to Tenant any Letter of Credit delivered to Landlord pursuant to this Section.

29. FINANCIAL COVENANTS

Tenant represents and warrants that all financial information provided by Tenant to Landlord prior to execution of this Lease is, to Tenant’s actual knowledge, true and complete and fairly represents the actual financial condition of Tenant as of the date indicated on the financial statement, and that no material adverse change in such financial condition has occurred from such date to the date that Tenant executes this Lease. Tenant agrees that any material misrepresentation to Landlord as to Tenant’s financial condition shall constitute a default under this Lease.

30. PARKING

Tenant and Tenant’s Agents shall be entitled to the non-exclusive use of 3.3 non-exclusive parking spaces (within the parking areas of the Project Common Areas) per 1,000 rentable square feet of space contained in the Premises. Such parking rights shall be free of charge and available for Tenant’s use on a non-exclusive basis with the other tenants of the Project and their respective officers, employees, customers and invitees; provided, however, that Tenant agrees not to overburden the parking facilities and to reasonably cooperate with Landlord and other tenants of the Project, at no additional cost to Tenant, in the use of the parking facilities. Landlord reserves the right in its absolute discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among Tenant and the other tenants of the Project or to impose reasonable, validated parking restrictions. If Landlord exercises its right to assign parking spaces to Tenant and the other tenants of the Project, Landlord shall exercise its best efforts to assign Tenant parking spaces nearest the entrance or entrances to the Building. Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking privileges appurtenant to the Premises are impaired by reason of any Law or Landlord’s further modifications or development of the Project (including, without limitation, the addition of new buildings or other improvements on existing parking areas) or as a result of any other tenants parking in any parking spaces designated for Tenant’s exclusive use; provided, however, Landlord agrees not to modify or develop any portion of the Project in a manner that would result in Tenant being allocated less than 3.3 non-exclusive parking spaces (within the parking areas situated within the Project Common Areas) per 1,000 rentable square feet of space within the Premises . Notwithstanding the foregoing, if the ratio of parking spaces to rentable square feet of the Premises falls below the ratio required by law and Landlord is not able to provide alternative parking to Tenant within sixty (60) days, then, in addition to any other rights or remedies available to Tenant at law or in equity or under this Lease, Tenant may terminate this Lease by written notice to Landlord. Tenant shall exercise such termination right, if at all, within twenty (20) days after Landlord notifies Tenant in writing that Tenant’s parking will be reduced below the ratio required by law.

31. QUIET ENJOYMENT

Landlord covenants that Tenant, upon performing the terms, conditions and covenants of this Lease, shall have quiet and peaceful possession of the Premises throughout the Lease Term.

32. SIGNS

Tenant shall not maintain a Tenant identification sign in any location in, on or about the Premises and shall not display or erect any other signage or advertising material that is visible from the exterior of the Building or anywhere upon the Project, except in compliance with the then-current multi-tenant signage program for the Project (a copy of the current version of which is attached hereto as Exhibit F) and any governmental restrictions or conditional approvals. Landlord shall be permitted to make reasonable amendments to its existing multi-tenant signage program and such amendments shall be binding on the tenants of the Project, including Tenant, following such tenants receipt of such amendments. If any such sign or advertising material is approved by Landlord (the “Approved Signage”), the cost thereof, including the cost of design, manufacture, installation, maintenance and removal, shall be Tenant’s sole expense. If Tenant fails to maintain its Approved Signage, or if Tenant fails to remove its Approved Signage upon the termination of this Lease, and such failure continues for a period of more than ten (10) days following receipt of written notice from Landlord, Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord, as Additional Rent, for such amounts reasonably expended by Landlord in removing the applicable signage. Such reimbursement shall include all sums disbursed, incurred or deposited by Landlord, including Landlord’s costs, expenses and reasonable attorneys’ fees, with interest thereon at an interest rate of ten percent (10%) per annum from the date of payment by Landlord.

33. ACCEPTANCE

Delivery of this Lease, duly executed by Tenant, together with payment of the Base Rent for the first month of the Lease Term and the Security Deposit required hereunder, constitutes an offer to lease the Premises, and under no circumstances shall such delivery and payment be deemed to create an option or reservation to lease the Premises for the benefit of Tenant. This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant. Upon acceptance of Tenant’s offer to lease under the terms hereof, Landlord shall apply the Base Rent to the first months’ Base Rent owing under the Lease Term and hold and apply the Security Deposit in accordance with the terms of Section 28 of the Lease. If Landlord declines said offer, any such payments shall be returned to Tenant.

34. RECORDING; QUITCLAIM

Neither party shall record this Lease nor a short form memorandum thereof. Upon any termination of this Lease, Tenant shall, at Landlord’s reasonable request, execute, have acknowledged and deliver to Landlord a quitclaim deed or other documentation acceptable to Landlord evidencing the termination of Tenant’s interest in the Premises.

35. BROKERS

Tenant represents and warrants to Landlord that it has no dealings with any real estate broker or agent in connection with the negotiation of this Lease and that it knows of no real estate broker or agent who is or might be entitled to a commission or fee in connection with this Lease, except for the brokers disclosed in the Lease Summary attached hereto (the “Brokers”). Tenant agrees to indemnify and hold harmless Landlord and Landlord’s Agents from and against any and all Liabilities arising out of or in any way related to any claims for compensation made by any party claiming to have acted on behalf or for the benefit of Tenant in connection with this Lease, other than the Brokers. Landlord shall pay, pursuant to separate agreement, the commissions and fees due to the Brokers. Landlord represents and warrants to Tenant that it has no dealings with any real estate broker or agent in connection with the negotiation of this Lease and that it knows of no real estate broker or agent who is or might be entitled to a commission or fee in connection with this Lease, except for the Brokers referred to above. Landlord agrees to indemnify and hold harmless Tenant and Tenant’s Agents from and against any and all Liabilities arising out of or in any way related to any claims for compensation made by any party claiming to have acted on behalf or for the benefit of Landlord in connection with this Lease, including the Brokers (to whom Landlord shall pay a commission pursuant to a separate written agreement between Landlord and the Brokers).

36. GENERAL

(a) Captions. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

(b) Executed Copy; Counterparts. Any fully executed copy of this Lease shall be deemed an original for all purposes. This Lease may be executed in several counterparts, each of which shall be an original, but all of such counterparts shall constitute one such Lease.

(c) Severability. In case any one or more of the provisions contained herein, except for the payment of Rent, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

(d) Construction; Choice of Law. This Lease shall be construed and enforced in accordance with the Laws of the State of California, without giving effect to the conflict-of-law principles of said State. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

(e) Gender; Singular, Plural. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural.

(f) Binding Effect. The covenants and agreements contained in this Lease shall be binding on the parties hereto and on their respective successors and assigns to the extent assignable.

(g) Waiver. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing and signed by such party. The waiver by either party hereto of any breach of any term, condition or covenant of this Lease shall not be deemed to be a waiver of such provision or any subsequent breach of the same or any other term, condition or covenant of this Lease. Landlord shall have the right to accept Base Rent and other payments due from Tenant hereunder with knowledge of a preceding breach of this Lease, and no such acceptance shall be deemed an express or implied waiver of such breach unless such waiver is in writing and signed by Landlord. No further reservation of rights shall be required of either party hereto under this Lease to reserve all rights and remedies of such party arising with respect to such preceding breach.

(h) Entire Agreement. This Lease (and the Addendum and Exhibits attached hereto) is the entire agreement between the parties, and this Lease expressly supersedes all prior negotiations, representations and agreements of the parties respecting the Premises or the Project. There are no agreements or representations between the parties except as expressed herein or in the Addendum or Exhibits attached hereto. Except as otherwise provided herein or in the Addendum or Exhibits attached hereto, no subsequent change or addition to this Lease shall be binding unless in writing and signed by each of the parties hereto.

(i) Authority. If either or both parties to this Lease is a corporation or a partnership, such party represents and warrants that the person(s) executing this Lease on behalf of such party is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with its corporate bylaws, statement of partnership or certificate of limited partnership, as the case may be. Either party, at its option, may require a copy of such written authorization to enter into this Lease. The failure of such party to deliver the same to the other party within twenty (20) days after such other party’s reasonable request therefor shall be deemed a default under this Lease.

(j) Exhibits. All exhibits, amendments, riders and addenda attached hereto are hereby incorporated herein and made a part hereof.

(k) Lease Summary. The Lease Summary attached to this Lease is intended to provide general information only. In the event of any inconsistency between the Lease Summary and the specific provisions of this Lease, the specific provisions of this Lease shall prevail.

(l) Survival. Landlord’s and Tenant’s indemnities shall survive the termination of this Lease where reasonably appropriate to accomplish the purpose thereof.

(m) Time. Time is of the essence for the performance of each term, condition and covenant of this Lease.

(n) No Jury Trial. Landlord and Tenant hereby waive their respective right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding and/or hearing brought by either Landlord against Tenant or Tenant against Landlord on any matter whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any Laws now or hereafter in effect.

(o) Shuttle Program. Landlord and Tenant shall each participate in the Brisbane/Crocker Park Shuttle Program managed by the Multi-City TSM Agency for the City of Brisbane at its own expense.

(p) Addendum. The terms of an Addendum, consisting of paragraphs 1 through 7 is attached hereto and made a part hereof.

THIS LEASE is effective as of the date first hereinabove written.

“Tenant”

ALTUS MEDICAL, INC. a Delaware corporation

By:	/s/ Kevin Connors

Name: Kevin Connors Its: CEO

By:	/s/ Ronald J. Santili

Name: Ronald J. Santili Its: VP & CFO

“Landlord”

GAL-BRISBANE, L.P., a California limited partnership

By: Brisbane Tech LLC, a Delaware limited liability company, its General Partner

By: Stuhlmuller Real Estate, LLC, a Delaware limited liability company

By:	/s/ Roger C. Stuhlmuller

Roger C. Stuhlmuller, Manager

EXHIBIT A

DIAGRAM OF BUILDING

[Architecturally rendered images of building]

EXHIBIT B

PLAT AND LEGAL DESCRIPTION OF PROJECT

[Plat and legal description of project and architecturally rendered image of site plan]

EXHIBIT C

WORK LETTER AGREEMENT

THIS WORK LETTER AGREEMENT supplements that certain lease (the “Lease”) dated                     , 2003, entered into between GAL-BRISBANE, L.P., a California limited partnership, as Landlord, andALTUS MEDICAL, INC., a Delaware corporation, as Tenant. All capitalized terms not otherwise defined herein shall have the same meaning as those capitalized terms contained in the Lease.

1. Landlord, at Landlord’s sole cost, shall construct or cause to be constructed (on a turnkey basis) within the Premises the improvements described in that certain letter dated July 11, 2003 from Aberthaw West to Roger Stuhlmuller, (the “Aberthaw Letter”), a copy of which is attached hereto as Exhibit C-1 and as shown on the Floor Plan referred to below, except that (w) Landlord shall install two glass doors, as approved by Tenant, in the Premises’ lobby, (x) Landlord shall install modular furniture cubicles as described in subparagraph 1.a. below, (y) Landlord shall install rubber mat flooring in the fitness center, and (z) the 6th through 10th lines of section “Final Test Area-1st Floor” on page 2 of the Aberthaw Letter is deleted and replaced with the following: “Provide and install three suspended wire molds running east/west evenly spaced. Each wire mold to contain provisions for five work station receptacle clusters, evenly spaced (total of 15 work stations) and, each receptacle cluster to contain one 30A/220V receptacle, one 20A/110V duplex receptacle and one data outlet and, each electrical receptacle described above to have dedicated circuit breaker. In addition to the work to be performed by Landlord described above, Landlord, at its sole cost, also shall performing the following additional work and/or improvements within or at the Premises, as the case may be:

a. Cubicles. Landlord shall install, setup and fully wire up to 189 modular furniture cubicles in the Premises so that such cubicles are in a “plug & play” condition. The cubicle specifications are provided in Exhibit C-2, attached hereto. In addition, the floor layout of the cubicles shall be as determined by Tenant; however, the number of cubicles on the second floor shall not be greater than 141 (with the actual number to be determined by Tenant) and the number of cubicles on the first floor shall not be greater than 48 (with the actual number to be determined by Tenant); and

b. Truck Loading Facilities. Landlord shall install dock-high and grade level loading facilities for the Premises in the location(s) noted on the site plan attached hereto as Exhibit C-3. The truck loading facilities referred to in the immediately preceding sentence shall substantially conform to the descriptions thereof in the Aberthaw Letter, except the roll-up door provided at the dock area shall be a glass panel roll-up door with aluminum and glass that matches the existing glass system.

The improvements described above and in the Aberthaw Letter are hereinafter collectively referred to as the “Landlord’s Work” or “Tenant Improvements”. Landlord shall diligently construct the Tenant Improvements on a “turn-key” basis. The Tenant Improvements (excepting therefrom the cubicles referenced above) also shall substantially conform to the three-page floor plan prepared by hpc architecture (collectively, the “Floor Plan”), which Floor Plan is approved by Landlord and Tenant and attached hereto as Exhibit C-4. Landlord shall use commercially reasonable efforts to substantially complete the Tenant Improvements not later than October 15, 2003 and if such Tenant Improvements are not substantially completed by that date, then Landlord shall continue to use commercially reasonable efforts to substantially complete Landlord’s Work as soon thereafter as reasonably practical.

2. Landlord shall construct or install the Tenant Improvements in accordance with current building standards, laws, regulations, ordinances and codes.

3 Tenant may request changes or modifications to the Tenant Improvements (“Change Order”) by written notice to Landlord; provided, however, the net increased cost of any Change Order(s) shall be borne by Tenant. If Tenant requests a Change Order, Landlord shall promptly give Tenant a written estimate of (a) the cost of engineering and design services to prepare the Change Order, (b) the cost of the work to be performed pursuant to the Change Order, and (c) the time delay expected because of such requested Change Order. Within three (3) days after Tenant’s receipt of the written estimate, Tenant shall notify Landlord in writing whether it approves the written estimate. If Tenant approves the written estimate, then Tenant shall accompany its approval with a check made payable to Landlord in the amount of the estimated net increase in cost to effect the Change Order. Upon Landlord’s completion of the Change Order and submission of the final cost thereof to Tenant, Tenant shall promptly pay to Landlord any additional amounts reasonably incurred by Landlord in excess of the written estimate. If such written authorization and check are not received by Landlord, then Landlord shall not be obligated to commence work relating to effecting the Change Order on the Premises and Tenant shall be responsible for any delay in the completion of the Premises in accordance with Paragraph 4 below.

4. If Landlord is delayed in substantially completing the Tenant Improvements as a result of a delay by Tenant (each, a “Tenant Delay”), then the Lease Term shall commence on the date that Landlord would have substantially completed the Tenant Improvements but for the Tenant Delay. Tenant Delays shall include, without limitation, those delays caused by (i) Change Orders made or requested by Tenant, and (ii) Tenant’s or Tenant’s agents’ interference with Landlord or Landlord’s contractor in the performance of Landlord’s Work or the Tenant Improvements. All costs and expenses occasioned by a Tenant Delay, including, without limitation, increases in labor or materials, shall be borne by Tenant. Landlord shall not be entitled to claim a Tenant Delay in substantially completing the Tenant Improvements unless Landlord notifies Tenant in writing of such Tenant Delay (describing in detail the nature of such Tenant Delay) within three (3) business days following the date such Tenant Delay commences. For purposes of the Lease, the term “Force Majeure” delays shall mean delays in completion of construction of the Tenant Improvements caused by general strikes, unseasonably inclement weather, acts of God, unforeseeable governmental regulations, inability to obtain materials, and other similar causes beyond the reasonable control of Landlord and its contractors. Landlord shall not be entitled to claim a Force Majeure delay in substantially completing the Tenant Improvements unless Landlord notifies Tenant in writing of such Force Majeure Delay (describing in detail the nature of such Force Majeure Delay) within three (3) business days following the date such Force Majeure Delay commences.

2.

5. The Premises shall be deemed “substantially completed” as of the date that all of the following conditions are satisfied:

(a) The Tenant Improvements have been substantially completed in accordance with the Aberthaw Letter and the Floor Plan (except for those punch list items referenced in Paragraph 6 below), such that Tenant can reasonably conduct business within the Premises; and

(b) A certificate of occupancy and/or finalized building permit (signed off the applicable building inspector(s)) have been issued for the Premises and the Tenant Improvements.

6. Tenant and Landlord together shall conduct a walk-through of the Building and Premises at a mutually convenient date and time, but in no event later than ten (10) days following the date Landlord gives Tenant notice that the Tenant Improvements are substantially complete. Tenant and Landlord together shall inspect the Premises immediately prior to Tenant’s occupancy and promptly thereafter Tenant shall compile and furnish Landlord with a punch list of any missing or deficient or defective Tenant Improvements. Landlord shall diligently complete the corrective work noted in the punch list in a prompt, good and workman-like manner. Punch list corrections shall not delay the Commencement Date, nor shall a delay in making corrections be grounds for a delay or reduction in any rent payments due Landlord.

7. Landlord shall select the manufacturer and vendor of all building materials and equipment with respect to the Tenant Improvements (however, Tenant shall have a right to have input into materials selected by Landlord, such as paint, carpet, lighting and floor coverings); however, such building materials and equipment shall not be of a lesser quality than Building standard materials and equipment.

8. Tenant shall have the right to enter the Building at all reasonable times for the purpose of inspecting the progress of the Landlord’s Work. Landlord shall notify Tenant in writing when the Landlord’s Work is substantially completed. Tenant’s failure to specify any item on the punchlist shall not waive the Landlord’s obligation to construct the Landlord’s Work in accordance with the terms of this Work Letter Agreement. Landlord shall warrant the Tenant Improvements against defects in workmanship and materials for a period of twelve months following substantial completion of construction and installation of the Tenant Improvements.

9. Landlord agrees that Tenant shall have no obligation to remove any of the Tenant Improvements from the Premises or Building at the expiration or earlier termination of the Lease Term.

3.

10. In the event of any conflict between the terms of this Work Letter Agreement and the Lease, the terms and conditions of the Work Letter Agreement shall control.

“Landlord”				“Tenant”

GAL-BRISBANE, L.P., a California limited partnership				ALTUS MEDICAL, INC., a Delaware corporation

By:	Brisbane Tech LLC, a Delaware limited liability company, its General Partner			By:
Name:
Its:

	By:	Stuhlmuller Real Estate, LLC, a Delaware limited liability company		By:
Name:
Its:

		By:	/s/ Roger C. Stuhlmuller
Roger C. Stuhlmuller Manager

4.

EXHIBIT C-1

[Aberthaw Letter]

EXHIBIT C-2

[Architecturally rendered images of cubical layouts]

EXHIBIT C-3

[Architecturally rendered image of property]

EXHIBIT C-4

[Architecturally rendered images of floor plans]

EXHIBIT D

COMMENCEMENT DATE MEMORANDUM

LANDLORD:

TENANT:

LEASE DATE:

PREMISES:

Pursuant to Section 2(b) of the above referenced Lease, Landlord and Tenant hereby agree as follows:

1. The Commencement Date is                     , 20        ; and

2. The Expiration Date is                     , 20        , unless sooner terminated or extended pursuant to the terms of the above-referenced Lease.

LANDLORD:

GAL-BRISBANE, L.P., a California limited partnership

By:	Brisbane Tech LLC, a Delaware limited liability company, its General Partner

	By:	Stuhlmuller Real Estate, LLC, a Delaware limited liability company

By:
Roger C. Stuhlmuller, Manager

TENANT:

ALTUS MEDICAL, INC. a corporation

By:
Name:
Its:

By:
Name:
Its:

1.

EXHIBIT E

PROJECT RULES AND REGULATIONS

1. The sidewalks, driveways, entrances, lobbies, stairways and public corridors within the Project shall be used only as a means of ingress and egress and shall remain unobstructed at all times. The entrance and exit doors of the buildings are to be kept closed at all times except as required for orderly passage. Obstruction of any means of ingress or egress, is not permitted.

2. Plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no rubbish, newspapers, trash or other inappropriate substances of any kind shall be deposited therein. Tenant shall not place any harmful liquids in the drainage systems servicing the Buildings or the Project. Personal articles, equipment and clothing shall not be left in common area bathrooms, showers or locker rooms except and unless stored properly within a locker, and in no circumstances shall articles remain overnight.

3. Walls, floors, windows, doors and ceilings shall not be defaced in any way and no one shall be permitted to mark, drive nails, screws or drill into, paint, or in any way mar the Buildings or the Project surface, except that pictures, certificates, licenses and similar items normally used in Tenant’s business may be carefully attached to the walls by Tenant in a manner to be reasonably prescribed by Landlord. Upon removal of such items by Tenant any damage to the walls or other surfaces, shall be repaired by Tenant. Tenant is required to protect all carpeting within its Premises from damage (unless caused by ordinary wear and tear), which shall include the use of chair mats at desks and work stations, and the use of moisture barriers under all plants within the Premises.

4. No awning, shade, sign, advertisement or notice shall be inscribed, coated, painted, displayed or affixed on, in, or to any window, door or wall or any other part of the outside or inside of the Premises without the prior written consent of Landlord. No window display or other public display shall be permitted without the prior written consent of Landlord. No lettering or signs will be permitted on public corridor walls or doors excepting the name of tenants, with the size, type and color of letters and the manner of attachment, style of display and location thereon to be prescribed by Landlord. The directory of the Building, if any, will be provided exclusively for the identification and location of tenants only, and Landlord reserves the right to exclude all other information therefrom. All requests for listing on the Building directories shall be submitted to the office of Landlord in writing. Landlord reserves the right to approve all listing requests (which approval shall not be unreasonably withheld, conditioned or delayed). Any change requested by Tenant of Landlord of the name or names posted on directory, after initial posting, will be at the expense of Tenant.

5. The weight, size and position of all safes and other densely weighted or heavy objects used or placed in the Premises, the Buildings or other portion of the Project shall be subject to approval by Landlord prior to installation (which approval shall not be unreasonably withheld conditioned or delayed) and shall, in all cases, be supported and braced as prescribed by Landlord and as otherwise required by law. The repair of any damage caused by the installation, removal or maintenance of such safes or other heavy objects shall be paid for by Tenant. Tenant shall bear the cost of any consultant services employed by Landlord in the evaluation of placement, location or bracing of such heavy items.

1.

6. No improper or unusually loud noises, vibrations or odors are permitted outside any building in the Project. No person shall be permitted to interfere in any way with the tenants of the Project or the people having business with them. No person will be permitted to bring or keep within any building in the Project any animal, bicycle, motorcycle or other vehicle except with the prior written consent of Landlord. Bicycles of Tenant and its employees, agents and invitees shall be stored only in designated bicycle racks outside of buildings and in no other location. No person shall dispose of trash, refuse, cigarettes or other substances of any kind at any place inside or outside of any building in the Project except in the appropriate refuse containers provided therefor. Landlord reserves the right to exclude or expel from the Buildings and the Project any person who, in the judgement of Landlord, is intoxicated or under the influences of alcohol or drugs or who shall do any act in violation of these rules and regulations. Tenant shall not commit, nor shall Tenant allow its employees, agents, invitees, or licensees to commit, any public or private nuisance or any other act or thing which might or would disturb the quiet enjoyment of any other tenant of the Project or the occupancy of nearby property.

7. All keying of office doors, and all reprogramming of Security Access Cards after the date that Tenant commences occupancy of the Premises will be at the expense of Tenant. Tenant shall not re-key any door without making prior arrangements with Landlord.

8. Neither Tenant nor Tenant’s employees, agents, invitees or licensees shall use more than Tenant’s allocated share of the Project parking areas. Automobile parking shall only be in designated areas and entirely within painted parking spaces. Overnight parking and parking by Tenant or its employees within areas marked “visitor” is prohibited. Landlord reserves the right to designate exclusive parking for tenants and visitors, and to require identification of the vehicles of tenants and their employees. Vehicles owned or operated by Tenant, its employees, invitees and agents which are parked improperly shall be subject to tow at such vehicle owner’s expense. The servicing or repairing of vehicles within Project parking areas is prohibited. Tenant, its employees, agents and invitees shall obey all traffic signs at the Project. Vehicle speed limit within the Project parking areas is fifteen miles per hour.

9. Neither Tenant nor Tenant’s employees, agents, invitees or licensees shall hang or display any items from the exterior of any building in the Project, in any common area of the Project, or in any area outside of Tenant’s Premises.

10. Neither Tenant nor any of Tenant’s employees, agents, invitees or licensees, shall at any time transport to or from, or keep upon the Premises any foul or obnoxious, flammable, combustible, explosive, toxic or hazardous fluid, chemical or substance, except as may be specifically approved in writing by Landlord and as further required by law.

11. All equipment of any electrical or mechanical nature shall be placed and maintained by Tenant in the Premises in settings reasonably approved by Landlord, to absorb or prevent any vibration, noise interference, or annoyance to Landlord or others, and shall not overload any circuit, nor draw more power than has been specifically allocated to Tenant.

2.

12. No air conditioning, heating unit, antenna, or electrical panel shall be installed or used by Tenant without the prior written consent of Landlord. No modification of any Building electrical, mechanical, plumbing or security system is permitted without the prior written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed). Each tenant of the Project is responsible for the proper maintenance and servicing of fire extinguishers and fire protection equipment within its demised premises.

13. No storage, staging, display, or placing of any material, product or equipment by Tenant outside of Tenant’s Premises is permitted except as may be expressly approved in writing by Landlord.

14. Trash containers and trash enclosures for each Building are Project common area facilities and Tenant, its employees, agents, invitees and licensees may not dispose of any refuse or other waste material except within trash containers for the Building of which Tenant’s Premises are a part, and then only in compliance with applicable law and regulations. Tenant may not place any articles within a trash enclosure other than within a trash bin. Tenant may not place any cardboard boxes within trash containers unless such boxes have been flattened. Tenant shall be responsible for closing and securing trash enclosures after use by Tenant. Tenant shall not dump or store water material or refuse or allow such to remain outside the Premises or the Buildings, except in designated trash containers and trash enclosures.

15. There shall not be used in the Premises, or in the common areas of the Project, either by Tenant or others, any hand trucks except those equipped with rubber tires and rubber side guards. Tenants shall not employ any elevator within any building in the Project for the moving of product, equipment or other non-personal property without employing proper protective elevator pads.

16. Tenant shall notify Landlord promptly following Tenant obtaining knowledge of any leak or electrical or equipment malfunction, fire or other damage to Tenant’s Premises or the Buildings.

17. Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name and address of the Buildings (except the name of the Building in which the Premises is a part) and/or the Project and to reasonably modify these rules and regulations.

18. Tenant shall protect dock areas and pavements from damage due to trucks and trailers. Tenant shall not store trucks or trailers on the Project parking areas, nor park trucks or trailers in the automobile parking areas, traffic aisles, walkways or any public street adjacent to the Project parking areas.

19. Tenant shall make carpool, vanpool and transit information available to employees as may be required by Applicable Laws. Tenant shall employ vanpool and carpool parking spaces for only the purposes indicated.

20. Tenant shall be deemed to have read these Rules and Regulations, and agrees to abide by them as a covenant of its lease of the Premises.

3.

EXHIBIT F

SIGNAGE

[Architecturally rendered images of signage]

1.

EXHIBIT G

IRREVOCABLE STANDBY LETTER OF CREDIT

[ISSUER’S LETTERHEAD]

                    , 2000

Beneficiary:

__________________________

__________________________

__________________________

__________________________

Re: Irrevocable Standby Letter of Credit No.

Gentlemen:

By order of our client,                          (“Tenant”), 3240 Bayshore Boulevard, Brisbane, California, we hereby issue our IRREVOCABLE, TRANSFERABLE STANDBY LETTER OF CREDIT No.                          in your favor, for an amount not to exceed in aggregate the sum of                          and 00/100 U.S. Dollars ($                        .00), effective immediately and expiring at our office located at                                              ,                     , California, available by payment against your draft drawn on us at sight (herein, “our Office”) on or before                         , 20     (subject to the automatic extensions as hereinafter provided). If the expiration date of this Letter of Credit is a date when the Issuer is not open for business to the public for the entirety of that business day, then the expiration date shall be automatically extended to the first day thereafter that the issuer is open for business to the public for the entirety of that day.

Funds hereunder are available to you or your Transferee (as hereinafter defined) against presentation of your Sight Draft(s), drawn on us, mentioning thereon our Letter of Credit Number                             , accompanied by:

1. Beneficiary’s written statement purportedly signed by an authorized general partner or other representative of GAL-Brisbane, L.P., or any Transferee (hereinafter called “Landlord”), containing either of the two (2) following statements:

(a) “I, the undersigned, an authorized general partner or other representative of Landlord, do hereby certify that Tenant is in default beyond any applicable cure or grace period under that certain Office Lease (the “Lease”) dated                         , 2000, between GAL-Brisbane, L.P., as Landlord, and Altus Medical, Inc., as Tenant, covering approximately                                  (            ) square feet of space located at 3240 Bayshore Boulevard, Brisbane, California as such Lease may have been or may be amended, modified, extended or renewed from time to time”;

OR

1.

(b) “I, the undersigned, an authorized representative of Landlord, do hereby certify that Landlord has received notice from the issuer of this Letter of Credit No. [insert number of Letter of Credit] that the same will not be automatically extended as provided for in the Letter of Credit, and Tenant under the Lease has not delivered to Landlord at least thirty days prior to the expiration of such Letter of Credit (or any renewal letter of credit) a renewal or extension thereof.”

AND,

2. This original Letter of Credit.

Special Conditions:

It is a condition of this Letter of Credit that it shall be deemed automatically extended, without amendment, for an additional period of one year from the present or any future expiration date unless at least forty-five (45) days prior to such date, we notify you in writing by certified mail, return receipt requested at your address specified above (or such other address that you specify in writing to us) that we elect not to renew this Letter of Credit for such additional period. Following receipt by you of such notice, you may draw on us at any time on or before the expiration date up to an amount not exceeding the available amount of this Letter of Credit by means of your draft drawn on us at sight accompanied by your written statement as specified in 1(b) above.

Partial drawings are allowed.

This Letter of Credit may be transferred by you in its entirety provided that you deliver to us written notice thereof.

Any draft drawn under this credit must be marked “Drawn under Irrevocable Standby Letter of Credit No.                          issued by                                     ,                         , California”.

Unless otherwise expressly stated herein, this Letter of Credit is subject to the “Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.”

We hereby agree to honor each draft drawn under and in compliance with the terms and conditions of this Letter of Credit, if presented, as specified, at our Office on or before the expiration date as specified above.

2.

Should you have occasion to communicate with us regarding this Letter of Credit, please direct your correspondence to us at                                 , making specific mention of the Letter of Credit Number mentioned above.

By:

Name:

Title:

3.

EXHIBIT H

There shall be excluded from the Operating Costs which Tenant is obligated to pay or contribute to in accordance with the Lease:

Depreciation interest or amortization on mortgages or ground lease payments;

Legal fees incurred in negotiating and enforcing tenant leases;

Real estate brokers leasing commissions;

Initial improvements and alterations to tenant spaces (including but not limited to expenses incurred in connection with the Tenant Improvements to the Premises);

The costs of providing any service directly to and paid directly by any tenant;

Any costs expressly excluded from Operating Expenses elsewhere in the Lease;

Costs of any item for which Landlord receives reimbursement from insurance proceeds or any third party. Insurance proceeds shall be excluded from Operating Expenses in the year in which they are received;

Interest, principal depreciation, attorneys fees, costs of environmental investigations or reports, points fees and other lender costs and closing costs on or relating to any mortgage, ground lease payment or other debt instrument encumbering the Project or the Building, or applicable portion thereof;

Any bad debt loss, rent loss or reserve;

Landlord’s cost of electricity and other utilities, items, benefits and services to the extent that they are sold or provided to other tenants or occupants but that are not offered or provided to Tenant;

Interest or penalties resulting from any late payment of any Operating Expenses or Real Property Taxes by Landlord in any amount payable by Landlord to any tenant resulting from Landlord’s default in its obligations to such tenant;

Any annual management fee in excess of three percent (3%) of the annual Base Rent due under the Lease for such annual period;

Defending or prosecuting any lawsuit with any lender, ground lessor, broker, tenant, occupant or prospective tenant or occupant;

Selling or syndicating any of Landlord’s interest in the Project or Building, or portion thereof, and disputes between Landlord and Landlord’s property manager;

Landlord’s general corporate or partnership overhead and general administrative expenses, including (i) the salaries of management personnel who are not directly related to the Project or Building and primarily engaged in the operation, maintenance and repair of the Project or Building except to the extent that those costs and expenses are included in the management fee, and (ii) the cost of preparing Landlord’s annual partnership tax returns and any legal costs associated with the formation or continued existence of the partnership entity;

1.

Wages, salaries or other compensation paid to any executive employee of Landlord or Landlord’s property manager above the grade of Building manager for the Building or paid to any offsite personnel;

Any rental, imputed rental or associated costs for any management office that exceeds 500 rentable square feet and for which the rental rate exceeds the prevailing market rate for comparable office space, and any costs associated with the purchase or rental of furniture and office equipment for Landlord, Landlord’s property manager or their agents, contractors and lenders;

Advertising and promotional expenditures primarily directed toward leasing tenant space in the Project or Building, or applicable portion thereof;

Leasing commissions, space planning costs, attorneys fees and costs and other expenses incurred (1) in connection with leasing, other negotiations or disputes with tenants and occupants, prospective tenants or other prospective occupants of the Project or Building, or applicable portion thereof, or (2) associated with the enforcement of any leases;

Any costs arising from Hazardous Material that was installed by Landlord or its agents, employees or contractors, notwithstanding any other provision of this Lease, any costs associated with the presence of any Hazardous Materials in or about the Project, or applicable portion thereof, the Building, the real property on which the Building or Other Buildings are situated (including Hazardous Materials in the groundwater or soil) that was not brought or transported on or used, stored, placed or manufactured in the Project or Building by Tenant or Tenant’s Agents;

Any costs incurred because the Building, Other Buildings or Project Common Areas violate any building code, regulation or law, unless due to the acts or omissions of Tenant or Tenant’s Agents.

Any costs relating to faulty construction or latent defects in the Building or Other Buildings or other improvements within the Project and any costs for repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the design, materials or workmanship of the Building, Other Buildings or Project Common Areas;

Any costs incurred in installing, operating and maintaining any specialty service that is not necessary for the management or maintenance of the Building or Other Buildings including, but not limited to broadcasting services, cafeteria, news stand, flower service, car wash and athletic club;

Any expenses arising out of the operation, management, maintenance or repair of any retail premises in the Building or Other Buildings or improvements within the Project operated by Landlord, its agents, contractors, vendors or affiliates;

Any charitable or political contributions made by Landlord;

Costs, including costs of plans, construction, permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other tenants in the Other Buildings or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Other Buildings;

Costs of purchasing fine art for the Building, Other Buildings and/or Project Common Areas; and

Damage and repairs necessitated by the gross negligence or willful misconduct of Landlord or Landlord’s employees, contractors or agents.

2.

EXHIBIT I

[Chemical Audit of Altus Medical, Inc. Tables]

3.

ADDENDUM

This Addendum is entered into by and between GAL-BRISBANE, L.P., a California limited partnership (“Landlord”), and ALTUS MEDICAL, INC., a Delaware corporation (“Tenant”) and made a part of that certain Lease dated concurrently herewith and attached hereto, pursuant to which Landlord leases to Tenant approximately sixty-six thousand and two (66,002) rentable square feet of space in that certain building located at 3240 Bayshore Boulevard in Brisbane, California. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Lease.

1. Base Rent. The Base Rent shall be adjusted on the first day of each Lease Year during the Lease Term as set forth below:

Period	Monthly Base Rent

1st Lease Year	Forty Thousand Dollars ($40,000.00)

2nd Lease Year	Forty Thousand Dollars ($40,000.00)

3rd Lease Year	Fifty Thousand Dollars ($50,000.00)

4th Lease Year	Fifty-Nine Thousand Four Hundred One and 80/100 Dollars ($59,401.80)

5th Lease Year	Sixty-Six Thousand Two Dollars ($66,002.00)

6th Lease Year	Eighty-Two Thousand Five Hundred Two and 50/100 Dollars ($82,502.50)

7th Lease Year	Ninety-Five Thousand Seven Hundred Two and 90/100 Dollars ($95,702.90)

8th Lease Year	One Hundred Eight Thousand Nine Hundred Three and 30/100 Dollars ($108,903.30)

9th Lease Year	One Hundred Eighteen Thousand Eight Hundred Three and 60/100 Dollars ($118,803.60)

10th Lease Year through the Expiration Date	One Hundred Twenty Eight Thousand Seven Hundred Three and 90/100 Dollars ($128,703.90)

2. Tenant Inducement.

a. Cash Inducement. Tenant presently leases space at 821 Cowan Road in Burlingame, California, pursuant to that certain lease (the “Existing Lease”) entered into between Tenant’s existing landlord (“Current Landlord”), as landlord, as Tenant, as tenant. Tenant is currently negotiating with Current Landlord to terminate the Existing Lease prior to the end of its stated term. If Tenant desires to pay Current Landlord any consideration for terminating the Existing Lease (hereinafter referred to as the “Termination Payment”), as distinguished from any amounts that Tenant pays or that are due to Current Landlord for past or future rent under the Existing Lease, then Landlord shall pay to Tenant an amount equal to the amount of the Termination Payment not to exceed Two Hundred Thousand Dollars ($200,000) (hereinafter referred to as the “Cash Inducement”) to be applied by Tenant to the Termination Payment. Landlord shall pay the Cash Inducement to Tenant within ten (10) days after Tenant delivers to Landlord Tenant’s written request for payment of the Cash Inducement.

1.

b. Rent Credit. If the amount paid by Landlord to Tenant pursuant to Section 2.a of this Addendum is less than Two Hundred Thousand Dollars ($200,000), then Landlord shall credit against Tenant’s obligation to pay Base Rent an amount (the “Rent Credit”) equal to the difference between (i) Two Hundred Thousand Dollars ($200,000) and (ii) the amount paid by Landlord to Tenant pursuant to Section 2.a. The Rent Credit shall be applied evenly against Tenant’s obligation to pay Base Rent over the Lease Term.

c. Default. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be obligated to pay Tenant the Cash Inducement and/or provide Tenant with the Rent Credit if and during such time that Tenant is in default of the Lease beyond any applicable cure period.

3. Extension Options.

a. Options to Extend. Tenant shall have two (2) options to extend the Lease Term for a period of five (5) years each (hereinafter referred to as the “First Extension Term” and “Second Extension Term,” respectively, and each, an “Extension Term”), provided that at the time Tenant’s Extension Notice (defined below) is given and at the time the Extension Term is to commence (i) no default by Tenant exists under this Lease beyond any applicable cure or grace period, and (ii) Altus Medical, Inc. or a permitted transferee under Section 6(g) of the Lease (i.e. a Transferee to whom Landlord’s consent is not required) is in occupancy of at least fifty percent (50%) of the Building. Tenant shall exercise such option, if at all, by written notice (“Tenant’s Extension Notice”) to Landlord not later than nine (9) months, nor earlier than fifteen (15) months, prior to the expiration of the original Lease Term or the First Extension Term, as the case may be. Tenant’s failure to deliver Tenant’s Extension Notice to Landlord in a timely manner shall be deemed a waiver of Tenant’s option to extend the Term and Tenant’s extension option, and any future option to extend the Lease Term shall lapse and be of no force or effect.

b. Exercise of Option.

(1) First Extension Term. If Tenant exercises its extension option for the First Extension Term, the Lease Term shall be extended for an additional period of five (5) years on all of the terms and conditions of this Lease, except (i) Tenant’s options to further extend the Lease Term shall be reduced in number by one, (ii) Landlord shall not be required to pay to Tenant any tenant improvement allowance or inducement and (iii) the monthly Base Rent for the first year of the First Extension Term shall be the greater of (A) the “Fair Market Rent” prevailing at the commencement of the First Extension Term or (B) the monthly Base Rent in effect at the end of the original Lease Term.

2.

(2) Second Extension Term. If Tenant exercises its extension option for the Second Extension Term, the Lease Term shall be extended for an additional period of five (5) years on all of the terms and conditions of this Lease, except (i) Tenant shall have no further options to extend the Lease Term, (ii) Landlord shall not be required to pay to Tenant any tenant improvement allowance or inducement and (iii) the monthly Base Rent for the first year of the Second Extension Term shall be the greater of (A) the “Fair Market Rent” prevailing at the commencement of the Second Extension Term or (B) the monthly Base Rent in effect at the end of the First Extension Term.

(3) Real Estate Commission. Tenant shall be responsible for all brokerage costs and/or finder’s fees associated with Tenant’s exercise of its option to extend the Lease Term made by parties claiming through Tenant. Landlord shall be responsible for all brokerage costs and/or finder’s fees associated with Tenant’s exercise of its option to extend the Lease Term made by parties claiming through Landlord.

c. Determination of Fair Market Rent.

(1) Agreement on Rent. For the purposes of this Lease, the “Fair Market Rent” means the monthly base rent (i.e., rent other than operating expenses, taxes and insurance premiums) expected to prevail as of the commencement of an Extension Term for the entire Extension Term with respect to leases of comparable space within buildings located in the “Designated Area” (defined as Brisbane and South San Francisco) of a quality and with interior improvements, parking, site amenities, building systems, location, identity and access all comparable to that of the Premises, for a term equal to the Extension Term. Within fifteen (15) days after Landlord’s receipt of Tenant’s Extension Notice, by written notice to Tenant (“Landlord’s Rent Notice”), Landlord shall advise Tenant as to Landlord’s determination of the Fair Market Rent. If Tenant disagrees with Landlord’s determination, Tenant shall advise Landlord as to Tenant’s determination of Fair Market Rent by written notice (“Tenant’s Rent Notice”) within fifteen (15) days after Tenant’s receipt of Landlord’s Rent Notice. If Tenant fails to deliver Tenant’s Rent Notice to Tenant within the time period provided above, Tenant shall be bound by Landlord’s determination of the Fair Market Rent as set forth in Landlord’s Rent Notice. If Tenant shall timely deliver to Landlord Tenant’s Rent Notice, Landlord and Tenant shall attempt in good faith to reach agreement as to the Fair Market Rent within fifteen (15) days after Landlord’s receipt of Tenant’s Rent Notice.

(2) Selection of Brokers. If Landlord and Tenant are unable to agree as to the amount of the Fair Market Rent within the aforementioned fifteen (15) day period as evidenced by a written amendment to this Lease executed by them, then, within ten (10) days after the expiration of the fifteen (15) day period, Landlord and Tenant shall each, at its sole cost and by giving notice to the other party, appoint a competent real estate broker licensed in California with at least five (5) years’ full-time commercial real estate leasing experience in the Designated Area to determine the Fair Market Rent. If either Landlord or Tenant does not appoint a broker within ten (10) days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall determine the Fair Market Rent. If Landlord and Tenant as stated in this Section appoint two (2) brokers, they shall attempt to select a third broker meeting the qualifications stated in this Section within ten (10) days. If they are unable to agree on the third broker, either Landlord or Tenant, by giving ten (10) days’ notice to the other party, can apply to the then president of the real estate board of the county in which the Building is located, or to the Presiding Judge of the Superior Court of the county in which the Building is located, for the selection of a third broker who meets the qualifications stated in this paragraph. Landlord and Tenant each shall bear one-half (1/2) of the cost of appointing the third broker and of paying the third broker’s fee. The third broker, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant.

3.

(3) Value Determined By Three (3) Brokers. The brokers shall determine the Fair Market Rent by using the “Market Comparison Approach” with the relevant market being office buildings located in the Designated Area. Within thirty (30) days after the selection of the third broker, Landlord’s broker shall arrange for the simultaneous delivery to Landlord and Tenant of written appraisals from each of the brokers and the three (3) appraisals shall be added together and their total divided by three (3); the resulting quotients shall be the Fair Market Rent. If, however, the low appraisal and/or the high appraisal of the Fair Market Rent are/is more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2); the resulting quotient shall be the Fair Market Rent. If both the low appraisal and the high appraisal of the Fair Market Rent is/are disregarded as stated in this Section, the middle appraisal shall be the Fair Market Rent.

d. Notice to Landlord and Tenant. After the monthly Base Rent for an Extension Term has been set, Landlord and Tenant immediately shall execute an amendment to the Lease stating the monthly Base Rent.

4. Operating Expenses. Landlord shall use commercially reasonable efforts to keep the Operating Expenses as low as possible during the Lease Term while also maintaining the Project in a first class condition and performing its repair and maintenance obligations under Section 8 of the Lease. With respect to any maintenance and/or services estimated by Landlord to cost in excess of $50,000 each year, Landlord shall obtain at least three (3) bids from potential vendors. Landlord shall not be required to select the contractor or vendor that provides the lowest bid, but shall select the contractor or vendor that Landlord reasonably determines can provide the best service or work for the lowest amount, taking into account the bids and the contractor’s or vendor’s experience, size, financial net worth or rating, and reputation. Notwithstanding the foregoing, Landlord shall be deemed to have complied with the above-requirement regarding obtaining bids from at least three (3) vendors with respect to obtaining bids for insurance coverage provided that Landlord obtains insurance through a licensed insurance broker who obtains and/or reviews quotes from at least three (3) insurance companies. Upon Tenant’s written request, Landlord shall provide Tenant with copies of the various bids.

5. Parking. Landlord shall designate ten (10) parking spaces near the entrance to the Building as visitor parking spaces and, at Tenant’s sole cost, Landlord shall mark the spaces “Altus Visitor”. There shall be no charge or cost to Tenant for use of such ten (10) exclusive parking spaces.

4.

6. Exterior Signage. Notwithstanding anything to the contrary contained in this Section or under the Lease, (i) Tenant shall have the right to install one (1) exterior sign on the Building and (ii) Tenant shall have the right to install Tenant’s signage on the existing monument sign in the Project. Tenant’s right to install exterior signage on the Building and on the monument sign is subject to Landlord’s prior review and approval of Tenant’s proposed signage, including the size, color, design and exact proposed location of Tenant’s signage, which approval shall not be unreasonably withheld provided that the signage is in accordance with Landlord’s written sign criteria and in compliance with all Laws and local ordinances. Tenant shall obtain all of the necessary governmental permits and approvals required to install Tenant’s signs in the Project and all of Tenant’s signs shall comply with all laws, ordinances and regulations.

7. Right of First Offer. During the Lease Term, if Landlord ever elects to sell the Premises to an unrelated third party, Landlord shall notify Tenant in writing (the “Notice of Intent to Sell”) of Landlord’s intent to sell the Premises and such Notice to Seller shall contain all material terms and conditions upon which Landlord intends to sell the Premises, including, without limitation, the purchase price, deposit, length of the escrow and due diligence periods and closing date. Tenant shall have ten (10) days from after Tenant’s receipt of the Notice of Intent to deliver to Landlord a written offer to purchase the Premises (“Tenant’s Offer to Purchase”) on the terms and conditions set forth in Landlord’s Notice of Intent to Sell or on such other terms and conditions as may be acceptable to Tenant. Tenant’s Offer to Purchase shall state either (i) that Tenant offers to purchase the Premises on all the terms and conditions set forth in Landlord’s Notice of Intent to Sell or (ii) all of the material terms and conditions upon which Tenant would agree to purchase the Premises. Landlord shall have ten (10) days from after Landlord’s receipt of Tenant’s Offer to Purchase to either accept or reject Tenant’s offer to purchase the Premises by written notice to Tenant; provided, however, Landlord shall be deemed to have accepted Tenant’s Offer to Purchase if it is on the same terms and conditions as set forth in Landlord’s Notice of Intent to Sell. If Landlord accepts or is deemed to have accepted Tenant’s offer to purchase the Premises, then, within ten (10) days thereafter, Landlord and Tenant shall enter into a purchase and sale agreement for the Premises. If (i) Tenant fails to deliver to Landlord Tenant’s Offer to Purchase within the ten (10) day period referenced above, (ii) Landlord rejects Tenant’s offer to purchase the Premises or (iii) Landlord and Tenant fail to enter into a purchase and sale agreement for the Premises for any reason within the ten (10) period referenced above, Tenant shall be deemed to have waived its right to purchase the Premises pursuant to this provision and Landlord may sell the Premises to any other party on any terms and conditions deemed acceptable to Landlord regardless of whether such terms or conditions or more or less favorable than the terms and conditions offered by Tenant. If Landlord fails to enter into a written agreement with a prospective buyer for the purchase and sale of the Premises within one year after the date of the Notice of Intent to Sell, then Landlord shall be required to deliver to Tenant a new Notice of Intent to Sell prior to Landlord selling the Premises to a third party. The right of first offer granted to Tenant pursuant to this paragraph is personal to Altus Medical, Inc. and may not be assigned to any other party (other than a Tenant Affiliate of Altus Medical, Inc. or a transferee described in Section 6(g) of the Lease and shall expire concurrently with the expiration or earlier termination of the Lease.

5.